                                                                    EXHIBIT C(5)

                                        COMPLETE APPRAISAL IN A
                                        SUMMARY APPRAISAL REPORT
                                        HOTEL PROPERTY

                                        COMFORT INN AKRON WEST
                                        130 Montrose West
                                        Akron, Summit County, Ohio 44321

                                        PREPARED FOR:
                                        Maureen Mastroieni
                                        Murray Devine & Co.
                                        1650 Arch Street, Suite 2700
                                        Philadelphia, PA 19103

                                        EFFECTIVE DATE OF THE APPRAISAL:
                                        June 20, 2003

                                        INTEGRA REALTY RESOURCES - COLUMBUS
                                        File Number: 411-033271

                                        (C) 2002 BY INTEGRA REALTY RESOURCES

[PICTURE]

November 24, 2003

Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

SUBJECT:  Market Value Appraisal - Hotel Property
          Comfort Inn Akron West
          130 Montrose West
          Akron, Summit County, Ohio 44321
          Integra Columbus File No. 411-033271

Dear Maureen,

Integra Realty Resources - Columbus is pleased to transmit the self-contained report of a summary appraisal that was prepared on the referenced property. The purpose of this appraisal is to develop an opinion of the market value of the Fee Simple estate of the property as of June 20, 2003, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.

The report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions contained within this report. The definition of market value is in Addendum B.

The site has an area of approximately 3.54 acres; it is improved with a 2 story, limited service hotel containing 132 rooms. The room mix includes 19 king, 61 double occupancy rooms, and 52 Jacuzzi suites. The common area includes an indoor pool, small breakfast room, lobby and office. The improvements were constructed in 1989. The gross building area is approximately 80,604 square feet.

November 24, 2003
Page 2

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the market value of the fee simple estate of the subject as a going concern, as of January 1, 2004, is:

                              THREE MILLION DOLLARS

                                   $3,000,000

The subject's going concern value may be allocated as follows:

Land & Buildings                            $2,550,000            85%
Furniture, Fixtures & Equipment             $  300,000            11%
Business & Other Intangibles                $  150,000             5%
Total Going Concern Value                   $2,700,000           100%

The preceding value conclusion is subject to the following Extraordinary Assumptions and Hypothetical Conditions:

1. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

2. The subject is currently operated as a Comfort Inn Hotel. This appraisal implicitly assumes a sale at which point Comfort Inn may prepare a Product Improvement Plan. Our analysis assumes continues, uninterrupted affiliation with Comfort Inn. Any repairs or requirements by Comfort Inn which are considered necessary upon the transfer are assumed complete under the As Stabilized Value above.

3. The subject is an existing Comfort Inn hotel that was constructed in 1989. The property was evaluated on November 14, 2002 and received the following scores: Cleanliness 960/1000, Maintenance and Capital Improvement 963/1000, Administrative 950/1000 and received a passing score for Brand Identity. No Product Improvement Plan has reportedly been completed for a transfer of this asset. The definition of Market Value assumes a sale. A Product Improvement Plan will be conducted at the time of application for a franchise transfer. Integra Realty Resources has assumed continued affiliation with Comfort Inn. The stabilized value assumes that any PIP items are completed, along with any deferred maintenance revealed by due diligence inspections. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized Value. Our, report, and value indication is subject to all transfer requirements of the affiliation, including a Product Improvement Plan.

November 24, 2003
Page 3

4. This report has been prepared for real estate tax consultation. Under Ohio law, property is to be appraised on a Fee Simple basis for real estate taxation. This report therefore does not consider the impact of any operating agreements, non cancelable management agreements, leases, liquidated damages, or other non Fee Simple agreements which may be in effect.

As Is Value is estimated as of the date of inspection by deduction of deferred maintenance costs. The cost estimate is subject to a transfer PIP, and contractor estimate. We estimate costs of approximately $100,000 to complete repairs. Therefore, the As Is Value as of June 20, 2003 is estimated at:

                    TWO MILLION NINE HUNDRED THOUSAND DOLLARS

                                  ($2,900,000).

If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA COLUMBUS

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

COMFORT INN AKRON WEST                                         TABLE OF CONTENTS

TABLE OF CONTENTS

                                                                                                         PAGE NO.
TABLE OF CONTENTS....................................................................................       1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS.............................................................       2
GENERAL INFORMATION..................................................................................       3
     Identification of Subject.......................................................................       3
     Current Ownership, Sales History, Status........................................................       3
     Purpose, Property Rights and Effective Date.....................................................       3
     Intended Use and Intended User..................................................................       3
     Scope of Appraisal..............................................................................       3
ECONOMIC ANALYSIS....................................................................................       6
     Summit County Area Analysis.....................................................................       6
     Market Area Analysis............................................................................      17
     Lodging Market Analysis.........................................................................      21
PROPERTY ANALYSIS....................................................................................      47
     Description and Analysis of the Land............................................................      47
     Description and Analysis of the Improvements....................................................      50
     Real Estate Tax Analysis........................................................................      55
     Highest and Best Use Analyses...................................................................      57
VALUATION ANALYSIS...................................................................................      59
     Valuation Methodology...........................................................................      59
     Sales Comparison Approach.......................................................................      60
     Income Capitalization Approach..................................................................      70
     Reconciliation..................................................................................      88
CERTIFICATION........................................................................................      91

ASSUMPTIONS AND LIMITING CONDITIONS..................................................................      93

ADDENDA
     Qualifications of Appraiser(s)..................................................................   Addendum A
     Definitions.....................................................................................   Addendum B
     Subject Photographs.............................................................................   Addendum C
     Financials and Property Information.............................................................   Addendum D
     Letter of Authorization.........................................................................   Addendum E

[IRR LOGO]                                                                PAGE 1

COMFORT INN AKRON WEST                  SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                                 HOTEL PROPERTY

PROPERTY                                              Comfort Inn Akron West
                                                      130 Montrose West
                                                      Akron, Summit County, Ohio 44321
-------------------------------------------------------------------------------------------
PROPERTY TAX IDENTIFICATION NUMBER (S)                1702023
-------------------------------------------------------------------------------------------
EFFECTIVE DATE OF THE APPRAISAL                       June 20, 2003
DATE OF THE REPORT                                    June 27, 2003
-------------------------------------------------------------------------------------------
OWNER OF RECORD                                       JAGI Montrose West, LLC
LAND AREA                                             3.54 acres, 154,202 square feet
NUMBER OF ROOMS                                       132
GROSS BUILDING AREA (GBA)                             80,604 square feet
YEAR BUILT                                            1989
ZONING DESIGNATION                                    PDD (Planned Development District)
FLOOD PLAIN MAP PANEL NUMBER AND DATE                 390 781-0105B, April 15, 1981
FLOOD PLAIN DESIGNATION                               Zone C
REAL ESTATE TAXES, YEAR 2002                          $110,842.80, includes $150.50 special
                                                      assessment
HIGHEST AND BEST USE AS IMPROVED                      Continued hotel use
PROPERTY RIGHTS APPRAISED                             Fee Simple Estate
ESTIMATED EXPOSURE TIME AND
  MARKETING PERIOD                                    12 months, 12 months
===========================================================================================
MARKET VALUE INDICATIONS
  COST APPROACH                                       Not developed
  SALES COMPARISON APPROACH                           $3,800,000 to $4,000,000
  INCOME CAPITALIZATION APPROACH
    DIRECT CAPITALIZATION                             $2,800,000
PROSPECTIVE MARKET VALUE CONCLUSION OF GOING
CONCERN (1/1/04)                                      $3,000,000 OR $22,727 PER ROOM
GOING CONCERN ALLOCATION AS OF JAN. 1, 2004
  LAND & IMPROVEMENTS                                 $2,550,000
  PERSONAL PROPERTY                                   $300,000
  BUSINESS AND OTHER INTANGIBLES                      $150,000
TOTAL VALUE (1/1/04)                                  $3,000,000
-------------------------------------------------------------------------------------------
AS IS MARKET VALUE AS OF JUNE 20, 2003                $2,900,000
-------------------------------------------------------------------------------------------

[IRR LOGO]                                                                PAGE 2

COMFORT INN AKRON WEST                                       GENERAL INFORMATION

GENERAL INFORMATION

IDENTIFICATION OF SUBJECT

         The subject consists of a 132-room, limited lodging facility containing a gross building area of approximately 80,604 square feet. The improvements were constructed in 1989 and are situated on a site totaling 3.54 acres, or 154,202 square feet, more or less. The street address is 130 Montrose West, Copley Township, Akron, Ohio 44321. It is further identified by the Assessor's office as parcel 170 2023 by Summit County. A complete legal description of the property is in Addendum D. Photographs of the subject are in Addendum A.

CURRENT OWNERSHIP, SALES HISTORY, STATUS

         The subject is currently owned by JAGI Montrose West, LLC, who purchased the property August 17, 1998 from West Montrose Properties as improved for a purchase price of $3,479,900. To the best of our knowledge, no other sale or transfer of ownership has occurred within the past three years. The property is reportedly not currently listed for sale.

PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE

         The purpose of this appraisal is to derive our opinion of the Market Value of the Fee Simple Interest of the subject as of the effective date of the appraisal, June 20, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on June 20, 2003 by Eric E. Belfrage, MAI, CRE, ISHC and John R. Dehner.

INTENDED USE AND INTENDED USER

         This appraisal report has been prepared for Maureen Mastroieni of Murray Devine & Co. It is not intended for any other use.

SCOPE OF APPRAISAL

         As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

         - Physically inspected the subject and the surrounding neighborhood.

         - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.

         - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.

         - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

[IRR LOGO]                                                                PAGE 3

COMFORT INN AKRON WEST                                       GENERAL INFORMATION

         - Prepared a summary appraisal report setting forth the conclusion derived in this analysis as well as the information upon which the conclusions are based.

         This report involves a complete appraisal of the subject and conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Standards of Professional Practice of the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). All of the three traditional approaches to value have been considered in this appraisal. Additional information regarding the appraisal methods used can be found in the individual sections of this report.

         Pertinent definitions, including the definition of market value and property rights appraised, are in Addendum B.

         The exposure period and marketing time are defined as follows:

EXPOSURE TIME AND MARKETING PERIOD

         Generally, exposure time relates to what has occurred (retrospective) and is occurring (current) in the market, whereas marketing period is a projection (prospective) of what is likely to occur in the market. Any sound opinion of value must consider what has occurred and what will most likely occur. Both time periods are a function of price, time, use, and the cost and availability of funds. The primary difference between the two time periods is that for marketing period anticipated changes in market conditions (trends) are also considered.

         Verification of sales data, such as days on the market for both listed and sold properties, and interviews with market participants are the primary source for both time estimates. Other important factors are an understanding of buyers' and sellers' motivations, their financial assumptions, who the most likely purchasers will be, and how financing influences their buying decision.

         Recent national surveys were consulted to determine the typical expected marketing period. Following is the First Quarter 2002 Survey from PriceWaterhouse Coopers.

                                             CURRENT            THIRD
KEY INDICATORS                               QUARTER         QUARTER 2001           YEAR AGO
AVERAGE MARKETING TIME (IN MONTHS)
RANGE                                       2.00-12.00         2.50-10.50           2.50-10.50
AVERAGE                                        7.90               6.32                 6.23
CHANGE (Basis Points)                           --               +13.92              +15.57

*Source: PricewaterhouseCoopers

[IRR LOGO]                                                                PAGE 4

COMFORT INN AKRON WEST                                       GENERAL INFORMATION

         Despite the market downturn in lodging performance, assets continue to sell. Obviously, well performing, new and well located assets that are priced correctly will sell quickly. Many hotel assets listed for sale including some older, poorly maintained or poorly performing assets are experiencing a pricing gap between sellers and buyers expectations. Financing remains a critical issue in the marketability of hotel assets. While difficult to obtain, hotel financing remains available, at reasonably favorable pricing.

         In our opinion, given the subject's affiliation and pricing at or near the appraised values, both exposure and marketing periods of up to 12 months are reasonable.

[IRR LOGO]                                                                PAGE 5

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

ECONOMIC ANALYSIS

SUMMIT COUNTY AREA ANALYSIS

    INTRODUCTION

         We analyzed the demographics of Summit County and the State of Ohio, using as a basis information provided by NPA Data Services, Inc., a recognized source. Information includes historical and projected population, employment and income data.

    POPULATION

[BAR CHART]

         Historical and projected population trends for Summit County are charted below:

                               POPULATION TRENDS

         SUMMIT COUNTY
YEAR         POPULATION (1,000'S)
---------------------------------
1988               511.7
1993               528.4
1998               540.7
1999               541.7
2000               544.0
2001               545.2
2002               548.2
2003               551.3
2004               551.6
2005               551.9
2006               552.2
2007               552.7
2008               553.4
2013               558.0
2018               565.2

         The population of Summit County increased at a compounded annual rate of 0.39% from 1998 to 2003. For the same time period, the State of Ohio grew at a compounded annual rate of approximately 0.44%. Over the last fifteen years Summit County's average annual compound change was 0.50%, compared to 0.46% for the State of Ohio.

         Looking ahead, both Summit County and the State of Ohio are anticipated to experience continued growth, with future population estimates reflecting growth rates similar to those experienced in the past. For the period 2003 to 2018, the populations of Summit County and the the State of Ohio are expected to increase by an average annual compound rate of 0.17% and 0.51%, respectively. For the next five years, the population of Summit County should grow slower than the 15-year average.

[IRR LOGO]                                                                PAGE 6

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                          POPULATION TRENDS COMPARISON

                                   STATE OF OHIO                      SUMMIT COUNTY
-------------------------------------------------------------------------------------------------
                                                           %                                %
                    YEAR         POPULATION (000'S)     CHANGE       POPULATION (000'S)   CHANGE
                    ----------------------------------------------------------------------------
                    1988              10,798.6                             511.7
                    1993              11,101.1           2.8%              528.4            3.3%
                    1998              11,311.5           1.9%              540.7            2.3%
HISTORICAL          1999              11,335.5           0.2%              541.7            0.2%
                    2000              11,371.2           0.3%              544.0            0.4%
                    2001              11,394.4           0.2%              545.2            0.2%
                    2002              11,476.4           0.7%              548.2            0.6%
CURRENT             2003              11,560.8           0.7%              551.3            0.6%
                    2004              11,607.0           0.4%              551.6            0.0%
                    2005              11,655.0           0.4%              551.9            0.1%
                    2006              11,704.8           0.4%              552.2            0.1%
                    2007              11,757.0           0.4%              552.7            0.1%
PROJECTED           2008              11,811.7           0.5%              553.4            0.1%
                    2013              12,119.2           2.6%              558.0            0.8%
                    2018              12,471.0           2.9%              565.2            1.3%

AVERAGE ANNUAL          HISTORICAL
                        -------------------------------------------------
COMPOUND CHANGE           Past 5 years             0.44%            0.39%
                          Past 15 years            0.46%            0.50%

                        PROJECTED
                        -------------------------------------------------
                          Next 5 years             0.43%            0.07%
                          Next 15 years            0.51%            0.17%

Source: NPA Data Services, Inc.; compiled by IRR

    EMPLOYMENT

         Employment trends for both Summit County and the State of Ohio should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 1998 to 2003, Summit County employment grew at an average annual compound rate of 0.41% compared to 0.35% for the the State of Ohio. These figures indicate that Summit County surpassed the State of Ohio in employment growth over the last five years. Looking back fifteen years, Summit County employment grew at an average annual compound rate of 1.20%, compared to the State of Ohio growth rate of 1.19%.

         Over the next five and fifteen years Summit County employment growth should lag the State of Ohio growth rate. From 2003 to 2008, Summit County should grow by a 0.95% average annual growth rate, while the long term projection, 2003 to 2018, is for a 0.81% increase. For the same periods, employment in the State of Ohio is expected to grow at average annual compound rates of 1.27% and 1.10%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Summit County has exceeded the State of Ohio's growth rate, suggesting that Summit County's relative position is stable.

[IRR LOGO]                                                                PAGE 7

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         Employment trends for Summit County and the the State of Ohio are presented below.

                              NON-FARM EMPLOYMENT TRENDS COMPARISON
-------------------------------------------------------------------------------------------------
                                   STATE OF OHIO                      SUMMIT COUNTY
-------------------------------------------------------------------------------------------------
                                                           %                                %
                    YEAR         EMPLOYMENT (000'S)     CHANGE       EMPLOYMENT (000'S)   CHANGE
                    ----------------------------------------------------------------------------
                    1988              5,610.6                              272.2
                    1993              5,907.8            5.3%              292.1           7.3%
                    1998              6,586.3           11.5%              318.9           9.2%
Historical          1999              6,685.5            1.5%              325.5           2.1%
                    2000              6,787.1            1.5%              328.2           0.8%
                    2001              6,728.2           -0.9%              328.8           0.2%
                    2002              6,637.8           -1.3%              323.3          -1.7%
Current             2003              6,704.0            1.0%              325.5           0.7%
                    2004              6,792.7            1.3%              328.7           1.0%
                    2005              6,892.9            1.5%              332.5           1.2%
                    2006              6,977.1            1.2%              335.5           0.9%
Projected           2007              7,062.7            1.2%              338.6           0.9%
                    2008              7,140.3            1.1%              341.3           0.8%
                    2013              7,549.8            5.7%              355.8           4.2%
                    2018              7,894.8            4.6%              367.2           3.2%

AVERAGE ANNUAL          HISTORICAL
                        --------------------------------------------------
COMPOUND CHANGE           Past 5 years             0.35%             0.41%
                          Past 15 years            1.19%             1.20%

                        PROJECTED
                        --------------------------------------------------
                          Next 5 years             1.27%             0.95%
                          Next 15 years            1.10%             0.81%

Source: NPA Data Services, Inc.; compiled by IRR

         To more completely understand the economy of Summit County and the State of Ohio and how it relates to future real estate demand, we analyze employment mix. The following chart depicts the current distribution of employment by industry.

[IRR LOGO]                                                                PAGE 8

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                            EMPLOYMENT SECTORS 2003

[BAR CHART]

           SUMMIT COUNTY
   SECTOR                  PERCENTAGE
Services                     32.5%
Retail Trade                 18.4%
Manufacturing                14.0%
Government                   10.5%
FIRE                          7.3%
Wholesale Trade               5.7%
Construction                  5.4%
TCPU                          4.9%
Mining & Other                1.3%

Ttl Non-Mfg.                 86.0%
Ttl  Office-Related*         50.3%

         The preceding chart and following tables show that in 2003, the largest employment sectors in Summit County were:

                  -        Services (32.5%)

                  -        Retail Trade (18.4%)

                  -        Manufacturing (14.0%)

                  -        Government (10.5%)

         By comparison, the State of Ohio's largest employment sectors were Services (30.9%), Retail Trade (18.0%), Manufacturing (15.2%), and Government (12.4%).

         Over the past fifteen years, the largest meaningful percentage gains in employment within Summit County occurred within the Mining & Other and Services sectors with annual average compound growth rates of 3.36% and 2.52% respectively. Over the past five years the most significant activity has occurred in the Mining & Other and FIRE sectors with annual average compound growth rates of 3.92% and 2.17%, respectively.

[IRR LOGO]                                                                PAGE 9

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                           HISTORIC EMPLOYMENT TRENDS

                                                  SUMMIT COUNTY
----------------------------------------------------------------------------------------------------------------
                                                                                                 CHANGE RATE
                                         %                                             %      ------------------
                             1988     OF TOTAL       1993       1998       2003     OF TOTAL  (15 YR)      (SYR)
----------------------------------------------------------------------------------------------------------------
Total Employment            272.2        100%       292.1      318.9      325.5        100%     1.2%       0.4%
Services                     72.8       26.8%        87.1       98.0      105.9       32.5%     2.5%       1.6%
Retail Trade                 51.8       19.0%        54.4       58.5       59.8       18.4%     1.0%       0.4%
Manufacturing                56.9       20.9%        53.4       52.9       45.5       14.0%    -1.5%      -3.0%
Government                   30.9       11.4%        32.7       34.4       34.3       10.5%     0.7%       0.0%
FIRE                         17.0        6.2%        18.3       21.2       23.6        7.3%     2.2%       2.2%
Wholesale Trade              14.4        5.3%        14.8       18.2       18.5        5.7%     1.7%       0.4%
Construction                 12.4        4.5%        13.5       16.2       17.7        5.4%     2.4%       1.8%
TCPU                         13.6        5.0%        14.9       16.2       16.1        4.9%     1.2%      -0.2%
Mining & Other                2.5        0.9%         3.0        3.4        4.2        1.3%     3.4%       3.9%

TtlNon-Mfg.                 215.4       79.1%       238.7      266.0      280.0       86.0%     1.8%       1.0%
Ttl Office-Related*         120.7       44.3%       138.1      153.6      163.8       50.3%     2.1%       1.3%
--------------------------------------------------------------------------------------------------------------

-------------------
*Includes FIRE, Services and Government           (Numbers in thousands (000's))

         In the following chart, we examine relative changes in the broad categories of Manufacturing, Office Related and Other Non-Manufacturing employment. For purposes of this analysis, we define office related employment as total employment in the FIRE, Services and Government sectors. While not all employment in these sectors is office related, office employment trends tend to mirror the trends in these three categories combined. As seen in these charts, office-related employment has captured an increasing share of total employment, indicating a shift toward a more service-based economy, which is consistent with the national trend.

[BAR CHART]

                            EMPLOYMENT SECTOR TRENDS

                                             SUMMIT COUNTY
-------------------------------------------------------------------------------------------------------
                             1988       1993        1998       2003       2008         2013       2018
-------------------------------------------------------------------------------------------------------
Office-Related*             120.7       138.1       153.6      163.8      174.7        184.7      192.9

Other Non-Menufacturing     215.4       238.7       266.0      280.0      298.3        315.1      328.9

Manufacturing                56.9        53.4        52.9       45.5       43.0         40.7       38.3
-------------------------------------------------------------------------------------------------------

         Historical trends for the State of Ohio are summarized in the following chart. The largest meaningful gains in employment over the past fifteen years occurred within the

[IRR LOGO]                                                               PAGE 10

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

     Services and Construction sectors with annual average compound growth rates of 2.2%. Over the past five years significant activity has occurred in the Mining & Other and Construction sectors with annual average compound growth rates of 1.9% and 1.5%.

                           HISTORIC EMPLOYMENT TRENDS

                                                     STATE OF OHIO
------------------------------------------------------------------------------------------------------------------------
                                                                                                           CHANGE RATE
                                                 %                                             %        ----------------
                                    1988      OF TOTAL      1993       1998       2003      OF TOTAL    (15 YR)   (5 YR)
------------------------------------------------------------------------------------------------------------------------
Total Employment                   5610.6        100%      5907.8     6586.3     6704.0        100%       1.2%      0.4%

Construction                        266.4        4.7%       286.1      343.1      370.0        5.5%       2.2%      1.5%
FIRE                                388.2        6.9%       401.5      478.9      512.7        7.6%       1.9%      1.4%
Government                          744.2       13.3%       789.0      803.2      828.0       12.4%       0.7%      0.6%
Manufacturing                      1128.3       20.1%      1073.7     1121.2     1017.1       15.2%      -0.7%     -1.9%
Mining & Other                       71.4        1.3%        73.3       77.8       85.6        1.3%       1.2%      1.9%
Retail Trade                       1001.9       17.9%      1064.3     1186.1     1209.8       18.0%       1.3%      0.4%
Services                           1487.9       26.5%      1685.3     1968.3     2070.2       30.9%       2.2%      1.0%
TCPU                                248.8        4.4%       254.9      289.2      297.1        4.4%       1.2%      0.5%
Wholesale Trade                     273.7        4.9%       279.7      318.6      313.5        4.7%       0.9%     -0.3%

Ttl Non-Mfg.                       4482.3       79.9%      4834.0     5465.1     5686.9       84.8%       1.6%      0.8%
Ttl Office-Related*                  2620       46.7%      2875.8     3250.4     3410.9       50.9%       1.8%      1.0%
-----------------------------------------------------------------------------------------------------------------------

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     Fifteen year projections for Summit County show Mining & Other related employment leading all other sectors with Construction second. The forecast for the State of Ohio has Mining & Other related employment leading all other sectors with Wholesale Trade second. Future projections are summarized in the following tables.

                           PROJECTED EMPLOYMENT TRENDS

                                                     SUMMIT COUNTY
------------------------------------------------------------------------------------------------------------------------
                                                                                                           CHANGE RATE
                                                  %                                             %        ---------------
                                    2003       OF TOTAL       2008       2013       2018     OF TOTAL    (15 YR)  (5 YR)
------------------------------------------------------------------------------------------------------------------------
Total Employment                   325.5          100%       341.3      355.8      367.2       100%       0.8%      1.0%

Construction                        17.7          5.4%        19.3       21.0       22.5       6.1%       1.6%      1.8%
FIRE                                23.6          7.3%        24.9       26.0       26.8       7.3%       0.8%      1.1%
Government                          34.3         10.5%        36.3       38.0       39.4      10.7%       0.9%      1.1%
Manufacturing                       45.5         14.0%        43.0       40.7       38.3      10.4%      -1.1%     -1.1%
Mining & Other                       4.2          1.3%         5.0        5.8        6.5       1.8%       3.0%      3.7%
Retail Trade                        59.8         18.4%        62.6       65.2       67.1      18.3%       0.8%      0.9%
Services                           105.9         32.5%       113.6      120.8      126.8      34.5%       1.2%      1.4%
TCPU                                16.1          4.9%        16.4       16.5       16.6       4.5%       0.2%      0.3%
Wholesale Trade                     18.5          5.7%        20.3       21.9       23.3       6.3%       1.5%      1.9%

Ttl Non-Mfg.                       280.0         86.0%       298.3      315.1      328.9      89.6%       1.1%      1.3%
Ttl Office-Related*                163.8         50.3%       174.7      184.7      192.9      52.5%       1.1%      1.3%
-----------------------------------------------------------------------------------------------------------------------

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

[IRR LOGO]                                                               PAGE 11

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                           PROJECTED EMPLOYMENT TRENDS

                                                       STATE OF OHIO
----------------------------------------------------------------------------------------------------------------------------
                                                                                                               CHANGE RATE
                                                     %                                            %          ---------------
                                       2003       OF TOTAL     2008        2013        2018    OF TOTAL      (15 YR)  (5 YR)
----------------------------------------------------------------------------------------------------------------------------
Total Employment                      6704.0         100%     7140.3      7549.8      7894.8      100%         1.1%    1.3%

Construction                           370.0         5.5%      403.4       439.2       471.6      6.0%         1.6%    1.7%
FIRE                                   512.7         7.6%      544.7       574.0       597.6      7.6%         1.0%    1.2%
Government                             828.0        12.4%      884.9       937.2       980.8     12.4%         1.1%    1.3%
Manufacturing                         1017.1        15.2%     1014.8      1001.3       975.0     12.3%        -0.3%    0.0%
Mining & Other                          85.6         1.3%       96.6       107.9       118.6      1.5%         2.2%    2.5%
Retail Trade                          1209.8        18.0%     1297.5      1380.5      1451.9     18.4%         1.2%    1.4%
Services                              2070.2        30.9%     2242.7      2410.6      2561.4     32.4%         1.4%    1.6%
TCPU                                   297.1         4.4%      310.9       323.6       333.8      4.2%         0.8%    0.9%
Wholesale Trade                        313.5         4.7%      344.9       375.8       404.2      5.1%         1.7%    1.9%

Ttl Non-Mfg.                          5686.9        84.8%     6125.5      6548.6      6919.8     87.7%         1.3%    1.5%
Ttl Office-Related*                   3410.9        50.9%     3672.3      3921.8      4139.8     52.4%         1.3%    1.5%
--------------------------------------------------------------------------------------------------------------------------

*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     Summit County accounted for approximately 4.85% of the State of Ohio's employment in 1988. In 2003, the ratio is 4.87% and it is projected at 4.65% through 2018. This is an indication that Summit County is growing at a rate similar to the State of Ohio.

     Summit County's economy is not dependent on a particular sector. The employment base is varied, as are the major employers. Therefore, Summit County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The area's major employers are listed below.

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

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                MAJOR EMPLOYERS

EMPLOYER
--------------------------------------------------------------------------------
Akron City Bd of Ed                                                 Government
Akron General Health System                                          Service
Allstate Insurance Co.                                              Insurance
Children's Hospital Medical Center                                   Service
City of Akron                                                       Government
DaimlerChrysler Corp                                              Manufacturing
FirstEnergy Corp                                                     Utility
Goodyear Tire & Rubber Co                                         Manufacturing
McDermott Int'l/Babcock & Wilcox                                  Manufacturing
Newell Rubbermaid/Little Tikes Co                                 Manufacturing
Roadway Inc.                                                      Transportation
Signet Group Plc/Sterling Inc                                         Trade
Summa Health System                                                  Service
Summit County Government                                            Government
University of Akron                                                 Government

Source: Ohio Department of Development

INCOME

     Personal income is a significant factor in determining the real estate demand in a given market. From 1998 to 2003, Summit County's income grew at an average annual compound rate of 1.60%, compared to the State of Ohio average annual compound growth rate of 1.88%. The two market areas displayed a similar pattern in per capita income growth over the last fifteen years. Summit County's average annual compound growth rate was 1.84% as compared to 1.73% for the State of Ohio. Projections for the next five and fifteen year periods reflect growth rates for Summit County that are slightly lower than the anticipated gains for the State of Ohio. For the two time frames, 2003 to 2008 and 2003 to 2018, Summit County is anticipated to experience 2.20% and 1.78% average annual growth rates, respectively, compared to the projected growth rates of the State of Ohio of 2.28% and 1.86%.

     An examination of income per household reveals that, historically, Summit County has experienced a growth rate similar to the State of Ohio. Future projections predict similar growth for Summit County compared to the State of Ohio. In absolute dollars, Summit County's personal income historically has been above that of the State of Ohio, both on per capita and per household bases.

[IRR LOGO]                                                               PAGE 13

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                          INCOME PER CAPITA COMPARISON

                                           STATE OF OHIO                                   SUMMIT COUNTY
-----------------------------------------------------------------------------------------------------------------
                                                                  %                                           %
                             YEAR             INCOME/CAPITA    CHANGE            INCOME/CAPITA             CHANGE
                             ------------------------------------------------------------------------------------
                             1988                $21,340                            $22,282
                             1993                $22,325         4.6%               $23,430                  5.2%
                             1998                $25,161        12.7%               $27,065                 15.5%
HISTORICAL                   1999                $25,561         1.6%               $27,373                  1.1%
                             2000                $26,366         3.1%               $27,656                  1.0%
                             2001                $26,658         1.1%               $28,394                  2.7%
                             2002                $26,805         0.5%               $28,509                  0.4%

CURRENT                      2003                $27,616         3.0%               $29,306                  2.8%

                             2004                $28,362         2.7%               $30,071                  2.6%
                             2005                $29,107         2.6%               $30,832                  2.5%
                             2006                $29,745         2.2%               $31,483                  2.1%
PROJECTED                    2007                $30,363         2.1%               $32,111                  2.0%
                             2008                $30,918         1.8%               $32,672                  1.7%
                             2013                $33,787         9.3%               $35,575                  8.9%
                             2018                $36,400         7.7%               $38,210                  7.4%

AVERAGE ANNUAL
COMPOUND CHANGE                               HISTORICAL
                                                Past 5 years    1.88%                                       1.60%
                                                Past 15 years   1.73%                                       1.84%
                                              PROJECTED
                                                Next 5 years    2.28%                                       2.20%
                                                Next 15 years   1.86%                                       1.78%

Source: NPA Data Services, Inc.; compiled by IRR

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

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                         INCOME PER HOUSEHOLD COMPARISON

                                           STATE OF OHIO                                   SUMMIT COUNTY
-----------------------------------------------------------------------------------------------------------------
                                                                  %                                           %
                             YEAR            INCOME/HOUSEHOLD   CHANGE          INCOME/HOUSEHOLD            CHANGE
                             ------------------------------------------------------------------------------------
                             1988                $56,955                            $57,848
                             1993                $58,389         2.5%               $59,652                  3.1%
                             1998                $64,676        10.8%               $67,843                 13.7%
HISTORICAL                   1999                $65,439         1.2%               $68,386                  0.8%
                             2000                $67,249         2.8%               $68,920                  0.8%
                             2001                $67,803         0.8%               $70,462                  2.2%
                             2002                $68,025         0.3%               $70,605                  0.2%

CURRENT                      2003                $69,929         2.8%               $72,377                  2.5%

                             2004                $71,656         2.5%               $74,083                  2.4%
                             2005                $73,373         2.4%               $75,772                  2.3%
                             2006                $74,814         2.0%               $77,182                  1.9%
                             2007                $76,195         1.8%               $78,531                  1.7%
PROJECTED                    2008                $77,410         1.6%               $79,707                  1.5%
                             2013                $83,497         7.9%               $85,605                  7.4%
                             2018                $88,211         5.6%               $90,118                  5.3%

AVERAGE ANNUAL
COMPOUND GROWTH                               HISTORICAL
                                                Past 5 years    1.57%                                       1.30%
                                                Past 15 years   1.38%                                       1.50%
                                              PROJECTED
                                                Next 5 years    2.05%                                       1.95%
                                                Next 15 years   1.56%                                       1.47%

Source: NPA Data Services, Inc.; compiled by IRR

CONCLUSION

     Overall, the economic outlook for Summit County is positive. Total population is projected to increase slightly. More importantly, the area is projected to experience increasing employment growth. Based on this analysis, it is anticipated that Summit County will continue to grow and prosper. The expected growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.

[IRR LOGO]                                                               PAGE 15

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

[AREA MAP]

[MAP OF MSA]

[IRR LOGO]                                                               PAGE 16

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

MARKET AREA ANALYSIS

  LOCATION

     The subject neighborhood is located off State Route 18 near its interchange with Interstate 77 at exit 137, in Copley Township, Summit County, Ohio.

  BOUNDARIES

     The subject neighborhood boundaries are defined as the highway interchange at I-77. Uses in this area include interchange related hospitality and commercial structures such as hotels, restaurants and shopping centers. There is some residential and office backup.

  ACCESS

     Local access is good with a grid pattern of streets providing linkage with local land uses. Local access east and west is provided by State Route 18.

  PUBLIC SERVICES

     Schools, fire and police protection are all considered average for the neighborhood.

  LAND USE

     Neighborhood land uses include a mixture of hospitality, retail and shopping center. Big box power centers are located east of I-77 fronting on State Route 18.

PREDOMINANT AGE OF IMPROVEMENTS                    New to 25 yrs
PREDOMINANT QUALITY AND CONDITION                  Average to good
APPROXIMATE PERCENT DEVELOPED                      100%
PERCENT DEVELOPED AS SINGLE-FAMILY                 20%
PREVAILING SINGLE-FAMILY PRICE RANGE               Moderate
LIFE CYCLE STAGE                                   Stability
INFRASTRUCTURE/PLANNING                            Good
PREDOMINANT LOCATION OF UNDEVELOPED LAND           South and west
PREVAILING DIRECTION OF GROWTH                     East

SUBJECT'S IMMEDIATE SURROUNDING LAND USE
        NORTH:  Residence Inn
        SOUTH:  Damon's, Best Western Hotel
        EAST:   Office/restaurant/I-77
        WEST:   Residential/office

[IRR LOGO]                                                               PAGE 17

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

DEMOGRAPHIC FACTORS

     The subject neighborhood is Summit County, Ohio. Data is presented following this section but is summarized as follows.

     DEMOGRAPHIC DATA

     Within a one mile ring, population grew 84.58% between 1990 and 2000. Population growth was less for the three and five mile rings at 23.35% and 11.70% respectively. Households grew within one mile at 76.51%, compared to 26.72% and 13.81% in three and five mile rings between 1990 and 2000.

     TRENDS

     The interchange has experienced growth over the last five years.

     DEVELOPMENT ACTIVITY

     New area development includes new hotels, retail centers and restaurants built in the last five years.

OUTLOOK AND CONCLUSIONS

     It should be noted that within the one, three and five mile demographic rings, the population shows an increasing trend as does household formations and income by household. The most dynamic growth in population and households is noted within a one mile ring of the subject in the newer residential development to the subject's west.

[IRR LOGO]                                                               PAGE 18

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

[MARKET AREA MAP]

[IRR LOGO]                                                               PAGE 19

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

POP-FACTS: DEMOGRAPHIC QUICK FACTS

                        DESCRIPTION                   1 MILE RADIUS     PCT.     3 MILERADIUS      PCT.     5 MILERADIUS    PCT.
POPULATION
   2008 Projection                                          4,255                    25,811                     55,265
   2003 Estimate                                            3,668                    24,344                     53,435
   2000 Census                                              3,291                    23,431                     52,338
   1990 Census                                              1,783                    18,996                     46,854
   Growth 1990 - 2000                                       84.58%                    23.35%                     11.70%

HOUSEHOLDS
   2008 Projection                                          1,682                    10,018                     22,797
   2003 Estimate                                            1,459                     9,346                     21,790
   2000 Census                                              1,315                     8,934                     21,198
   1990 Census                                                745                     7,050                     18,625
   Growth 1990 - 2000                                       76.51%                    26.72%                     13.81%

2003 EST. POPULATION BY SINGLE CLASSIFICATION RACE          3,668                    24,344                     53,435
   White Alone                                              3,250      88.60%        22,010       90.41%        45,807     85.72%
   Black or African American Alone                            137       3.74%         1,231        5.06%         5,452     10.20%
   American Indian and Alaska Native Alone                      2       0.05%            12        0.05%            54      0.10%
   Asian Alone                                                216       5.89%           748        3.07%         1,278      2.39%
   Native Hawaiian and Other Pacific Islander Alone                     0.00%             1        0.00%            10      0.02%
   Some Other Race Alone                                       17       0.46%            81        0.33%           189      0.35%
   Two or More Races                                           47       1.28%           261        1.07%           645      1.21%

2003 EST. POPULATION HISPANIC OR LATINO                     3,668                    24,344                     53,435
   Hispanic or Latino                                          65       1.77%           255        1.05%           555      1.04%
   Not Hispanic or Latino                                   3,603      98.23%        24,088       98.95%        52,880     98.96%

2003 TENURE OF OCCUPIED HOUSING UNITS*                      1,459                     9,346                     21,790
   Owner Occupied                                             842      57.71%         7,150       76.50%        16,469     75.58%
   Renter Occupied                                            617      42.29%         2,195       23.49%         5,321     24.42%

2003 AVERAGE HOUSEHOLD SIZE                                  2.40                      2.51                       2.40

2003 EST. HOUSEHOLDS BY HOUSEHOLD INCOME                    1,459                     9,346                     21,790
   Income Less than $15,000                                    81       5.55%           415        4.44%         1,491      6.84%
   Income $15,000 - $24,999                                    57       3.91%           497        5.32%         1,545      7.09%
   Income $25,000 - $34,999                                    83       5.69%           709        7.59%         1,994      9.15%
   Income $35,000 - $49,999                                   259      17.75%         1,216       13.01%         3,045     13.97%
   Income $50,000 - $74,999                                   190      13.02%         1,570       16.80%         4,285     19.66%
   Income $75,000 - $99,999                                   193      13.23%         1,400       14.98%         3,083     14.15%
   Income $100,000 - $149,999                                 247      16.93%         1,708       18.28%         3,291     15.10%
   Income $150,000 - $249,999                                 231      15.83%         1,091       11.67%         1,872      8.59%
   Income $250,000 - $499,999                                  82       5.62%           474        5.07%           769      3.53%
   Income $500,000 and over                                    37       2.54%           265        2.84%           415      1.90%

2003 EST. AVERAGE HOUSEHOLD INCOME                       $115,023                  $110,694                    $92,815
2003 EST. MEDIAN HOUSEHOLD INCOME                        $ 82,796                  $ 79,747                    $66,452
2003 EST. PER CAPITA INCOME                              $ 46,174                  $ 42,866                    $38,104

*In contrast to Claritas Demographic Estimates, "smoothed" data items are Census 2000 tables made consistent with current year estimated and 5 year projected base counts.

[IRR LOGO]                                                               PAGE 20

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

LODGING MARKET ANALYSIS

         The strength of any market depends on supply and demand. The following analysis addresses national, regional and local investment trends. However, the primary concern is to discover the conditions affecting the subject's specific market area and competitive set. Supply and demand in this submarket directly affects the subject's value. We have presented national, regional and state trends. This data frames the local market and competitive set performance and displays influential trends occurring in the lodging industry. Statistics compiled by Smith Travel Research for the US Lodging Industry are presented below.

                  NATIONAL TRENDS

                              U.S. LODGING INDUSTRY

         KEY STATISTICS

       SUPPLY    DEMAND                                  %               %      GOP     FIXED CHARGES
       % CHG     % CHG    OCCUPANCY   % CHG     ADR     CHG   REVPAR    CHG   (RTS) *       (RTS)
       ----------------------------------------------------------------------------------------------
1992    0.8       2.1       62.6       1.3    $59.17    1.5   $37.06    2.8    29.5         25.6
1993    0.4       1.9       63.6       1.6    $60.79    2.7   $38.64    4.2    30.5         22.8
1994    1.2       3.1       64.7       1.7    $63.19    3.9   $40.91    5.9    36.2         24.0
1995    1.5       2.1       65.1       0.6    $66.22    4.8   $43.10    5.4    37.0         20.1
1996    2.4      2.32       64.9      -0.3    $70.53    6.5   $45.81    6.3    38.2         17.6
1997    3.6       2.8       64.4      -0.8    $74.71    5.9   $48.13    5.1    40.3         15.8
1998    4.2       3.1       63.8      -0.9    $78.17    4.6   $49.86    3.6    40.2         13.5
1999    4.1       3.0       63.2      -1.1    $81.29    4.0   $51.33    2.9    39.2         13.9
2000    3.1       3.7       63.5       0.6    $85.24    4.9   $54.15    5.5    40.9         13.5
2001    2.4      -3.4       59.8      -5.7    $84.45   -1.3   $50.49   -6.9    37.0         17.7
2002    1.8        .8       59.2      -1.0    $83.15   -1.5   $49.24   -2.5     N/A          N/A
       -----------------------------------------------------------------------------------------

* GROSS OPERATING PROFIT RATIO TO SALES

SOURCE: (C) 2002 Smith Travel Research

         Positive factors between 1996 and 1999 formed an environment in which significant new hotel supply was developed, and in many cases is completing its way through the pipeline. The forces impacting the expansion cycle of lodging assets which dominated the market between 1996 and 1999 included:

                  - Improved hotel performance

                  - Financing availability at low interest rates

                  - Demand from real estate investment trusts

                  - Growing economic trends

                  - Expansion of major franchise affiliations

         During this time feasibility of many new projects had been indicated for the first time in many years. This meant that product could be designed, built and stabilized at a cost less than its value. Participants and Analysts became concerned in 2000 that an oversupply of new product was being added. As a result, financing became more restrictive and the pipeline began to slow.

[IRR LOGO]                                                               PAGE 21

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         The room demand for hotels is measured by room nights sold (RNS). Demand grew in excess of supply between 1992 and 1995. Supply (Room Nights Available) increased faster than demand between 1996 and 2001 (except for a slight increase in 2000), resulting in occupancy decreases. Rate growth continued through 2000, likely fueled by the healthy economy and new product, which generally can be sold for a higher room rate. Room rates declined in 2001 for the first time in the 10 year trend presented.

         The hotel real estate investment trusts showed poor performance subsequent to the late 1998 capital market disruption. This weakened the REIT purchase capabilities. Many in fact sold non-core assets to reposition themselves. Commercial mortgage backed securities experienced increased rate spreads and some lenders were unable or unwilling to honor rate commitments. These factors along with perceived overbuilding resulted in a more conservative posture among buyers, sellers, lenders and analysts. The recession and events of September 11 exacerbated these trends. Recovery of the lodging market has been delayed by:

                  - Prolonged economic downturn

                  - Uncertainty of potential war with Iraq

                  - Continued terrorism fears

                  - Financial market instability

                  - Public mistrust of business leaders

                  - Prolonged travel reductions

         These factors have resulted in a fundamental shift in the lodging market.

         The combination of the above factors has dampened the lodging industry's health. In Legg Mason's 3rd Quarter 2002 Market Cycle Monitor, the hotel sector was judged to be at the beginning of Phase I (Recovery). Legg Mason states "hotel recovery slowed as business and leisure travel slowed; many hotels are still not at break even occupancy". In each region, where occupancies decreased supply increased faster than demand, room revenue continued to show healthy growth.

[IRR LOGO]                                                               PAGE 22

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

[MAP]

      SOURCE: Legg Mason Equity Research Real Estate Market Cycle Monitor

         The future of the lodging industry is understandably the topic of much study. PricewaterhouseCoopers has forecast the following lodging performance.

   TABLE 1: PRICEWATERHOUSECOOPERS
 U.S. LODGING FORECAST, DECEMBER 2002                                   ANNUAL FIGURES
                                              2000           2001           2002           2003           2004
                                           ----------     ----------    --------------  ----------     ----------
OCCUPANCY (PERCENT)                              63.6           59.9           59.3           60.0           61.4
PERCENTAGE CHANGE FROM PRIOR YEAR                 0.8           -5.8           -1.0            1.1            2.4
PCT. POINT DIFFERENCE FROM PRIOR YEAR             0.5           (3.7)          (0.6)           0.7            1.5
AVERAGE DAILY RATE ($)                     $    85.54     $    84.50     $    83.16     $    83.92     $    86.11
PERCENTAGE CHANGE FROM PRIOR YEAR                 5.2           -1.2           -1.6            0.9            2.6
ANNUAL REVPAR ($, SEAS. ADJ.)              $   19,849     $   18,471     $   17,996     $   18,370     $   19,306
PERCENTAGE CHANGE FROM PRIOR YEAR                 6.0           -6.9           -2.6            2.1            5.1
INFLATION AS MEASURED BY CPI                      3.4            2.8            1.6            2.0            2.0
REAL GDP, PERCENT CHANGE FROM PRIOR YEAR          3.8            0.3            2.4            2.7            3.8
AVERAGE DAILY ROOMS SOLD (000S)                 2,608          2,515          2,532          2,595          2,685
PERCENTAGE CHANGE FROM PRIOR YEAR                 3.7           -3.6            0.7            2.5            3.5

Sources: PricewaterhouseCoopers LLP (2002 to 2004), Smith Travel Research (2000 to 2001), Macroeconomic Advisers LLC (real GDP and inflation forecasts), Bureau of Economic Analysis (real GDP history), Bureau of Labor Statistics (consumer price inflation history).

[IRR LOGO]                                                               PAGE 23

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         Recovery by 2004 is generally expected by lodging analysts. Of course, this may vary by segment and location.

         The next step in drilling down to the subject market is to study regional and state trends.

         REGIONAL & STATE TRENDS

                  Regional trends show a generally comparable decline in occupancy as the national statistics. The following data reported by Smith Travel by region depicts this.

                      OPERATING PERFORMANCE - DECEMBER 2002
                 YEAR TO DATE - DECEMBER 2002 VS. DECEMBER 2001

                                                                                                  ROOM    ROOM    ROOM
                             OCCUPANCY %                ADR ($)                REVPAR ($)         REV    AVAIL    SOLD
----------------------------------------------------------------------------------------------------------------------
       SEGMENT           2002   2001   % CHG    2002     2001    % CHG    2002    2001   % CHG   % CHG   % CHG   % CHG
----------------------------------------------------------------------------------------------------------------------
UNITED STATES            59.2   59.8    -1.0    83.15    84.45    -1.5   49.24   50.49    -2.5    -0.7     1.8    0.8
----------------------------------------------------------------------------------------------------------------------
REGION
   NEW ENGLAND           60.0   61.2    -2.0    98.69   101.55    -2.8   59.20   62.19    -4.8    -2.3     2.7    0.6
   MIDDLE ATLANTIC       63.4   63.7    -0.5   109.44   111.55    -1.9   69.44   71.02    -2.2    -0.4     1.9    1.5
   SOUTH ATLANTIC        59.1   59.4    -0.5    81.05    81.63    -0.7   47.86   48.50    -1.3     0.4     1.8    1.2
   E N CENTRAL           54.8   55.3    -0.9    75.04    75.94    -1.2   41.10   41.97    -2.1    -0.2     2.0    1.0
   E S CENTRAL           55.9   54.9     1.8    61.19    60.24     1.6   34.21   33.07     3.4     4.6     1.1    3.0
   W N CENTRAL           56.0   56.4    -0.7    65.22    64.78     0.7   36.56   36.54     0.1     1.6     1.5    0.9
   W S CENTRAL           57.4   58.7    -2.2    71.07    71.08    -0.1   40.72   41.74    -2.4    -0.1     2.4    0.0
   MOUNTAIN              61.2   61.8    -1.0    82.51    83.78    -1.5   50.47   51.80    -2.6    -1.7     0.9   -0.2
   PACIFIC               62.9   64.0    -1.7    96.15   100.09    -3.9   60.53   64.03    -5.5    -3.6     2.0    0.3
----------------------------------------------------------------------------------------------------------------------
PRICE
   LUXURY                65.8   65.6     0.3   137.85   143.32    -3.8   90.73   94.06    -3.5    -1.5     2.1    2.4
   UPSCALE               61.7   61.7     0.0    91.05    93.18    -2.3   56.22   57.50    -2.2     0.3     2.6    2.6
   MIDPRICE              57.2   58.1    -1.5    68.40    69.58    -1.7   39.13   40.44    -3.2    -0.9     2.4    0.8
   ECONOMY               54.8   56.1    -2.3    54.11    54.26    -0.3   29.68   30.44    -2.5    -1.5     1.0   -1.2
   BUDGET                56.1   58.0    -3.3    42.27    41.22     2.5   23.69   23.90    -0.9    -1.5    -0.6   -4.0
----------------------------------------------------------------------------------------------------------------------

Source: Smith Travel Research, December 2002 Lodging Outlook

                      YEAR TO DATE - MAY 2003 VS. MAY 2002

                      OCCUPANCY %       ADR ($)        REVPAR ($)     PERCENT CHG FROM YTD 2002
-----------------------------------------------------------------------------------------------
                                                                         ROOM   ROOM    ROOM
        SEGMENT       2003   2002    2003     2002     2003    2002       REV   AVAIL   SOLD
-----------------------------------------------------------------------------------------------
UNITED STATES         56.7   57.8    83.92    84.63   47.59   48.88      -1.2    1.5    -0.3
--------------------------------------------------------------------------------------------
   NEW ENGLAND        52.0   54.1    91.76    94.01   47.70   50.83      -3.7    2.6    -1.3
   MIDDLE ATLANTIC    56.9   59.0   102.88   106.81   58.56   63.03      -5.3    1.9    -1.7
   SOUTH ATLANTIC     59.6   60.6    85.53    85.44   51.01   51.81      -0.3    1.3    -0.4
   E N CENTRAL        49.9   50.5    72.76    72.75   36.30   36.71       0.5    1.7     0.5
   E S CENTRAL        55.1   53.7    60.94    59.70   33.58   32.09       5.6    0.9     3.4
   W N CENTRAL        49.3   50.9    63.66    63.52   31.41   32.31      -1.4    1.4    -1.7
   W S CENTRAL        56.5   58.6    71.60    73.08   40.44   42.82      -3.9    1.7    -2.0
   MOUNTAIN           60.1   61.0    89.81    90.69   54.01   55.29      -1.2    1.2    -0.2
   PACIFIC            60.1   60.9    96.30    96.76   57.84   58.92      -0.1    1.7     0.3
--------------------------------------------------------------------------------------------
PRICE
   LUXURY             65.1   66.1   144.55   147.48   94.15   97.52      -1.0    2.5     1.0
   UPSCALE            59.0   60.1    90.83    92.24   53.55   55.43      -0.8    2.7     0.7
   MIDPRICE           54.3   55.5    67.47    68.14   36.66   37.84      -1.8    1.3    -0.8
   ECONOMY            51.2   52.5    51.97    52.03   26.62   27.33      -2.4    0.2    -2.2
   BUDGET             53.5   54.6    40.48    40.24   21.66   21.98      -1.5   -0.1    -2.1
--------------------------------------------------------------------------------------------

[IRR LOGO]                                                               PAGE 24

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         State performance is shown below.

                              OHIO HOTEL & LODGING
                    DECEMBER 2002 COMPARED WITH DECEMBER 2001
                        OPERATING PERFORMANCE - DECEMBER

                                 OCCUPANCY %         AVERAGE ROOM RATE             REVPAR         REVENUE  SUPPLY  DEMAND
-------------------------------------------------------------------------------------------------------------------------
       SEGMENT               2002   2001   % CHG    2002    2001   % CHG    2002    2001   % CHG   % CHG   % CHG   % CHG
-------------------------------------------------------------------------------------------------------------------------
    United States            59.2   59.8      -1   83.15   84.45    -1.5   49.24   50.49    -2.5    -0.7     1.8     0.8
        Ohio                 53.2   53.3    -0.2   67.07   67.56    -0.7   35.71   35.99    -0.8     1.2     1.9     1.9
Cincinnati, Oh-Ky-In         51.7   50.1     3.2   68.43   69.77    -1.9   35.39   34.96     1.2     0.2      -1     2.2
    Cleveland, Oh              55   57.4    -4.2    75.3   77.51    -2.9   41.41   44.47    -6.9    -3.9     3.2    -1.1
     Columbus, Oh            56.9   58.6    -2.9   71.07    70.8     0.4   40.44   41.46    -2.5     2.9     5.5     2.5
      Akron, Oh              54.4   52.9     2.8   64.91   66.69    -2.7   35.28   35.31    -0.1     0.3     0.4     3.1
     Sandusky, Oh            40.9   38.2     7.1   76.32   75.64     0.9   31.25   28.92     8.1     9.6     1.4     8.6
      Toledo, Oh             54.1   53.7     0.7   60.66   60.37     0.5    32.8   32.43     1.1     2.5     1.3       2
Youngstown-Warren, Oh        46.1   47.9    -3.8   58.45   59.11    -1.1   26.96   28.32    -4.8    -6.5    -1.8    -5.5
   Ohio North Area           51.7   49.6     4.2   60.39      60     0.7   31.23   29.77     4.9       7     1.9     6.3
 I-75 Corridor North           47   48.4    -2.9   55.44   55.21     0.4   26.04   26.73    -2.6    -3.4    -0.9    -3.8
       Dayton Oh               55   56.8    -3.2   61.84   60.55     2.1      34   34.37    -1.1     0.4     1.5    -1.7
   Springfield Oh            49.2   49.2       0   60.04   60.73    -1.1   29.54   29.89    -1.2       3     4.2     4.2
-------------------------------------------------------------------------------------------------------------------------

SOURCE: Smith Travel Research

                              SMITH TRAVEL RESEARCH
                      OHIO HOTEL & LODGING COMP CITIES CVB
                       APRIL 2003 COMPARED WITH APRIL 2002

                                                OPERATING PERFORMANCE - APRIL - YEAR TO DATE
--------------------------------------------------------------------------------------------------------------------
                             OCCUPANCY          AVERAGE ROOM RATE            REVPAR          REVENUE  SUPPLY  DEMAND
--------------------------------------------------------------------------------------------------------------------
       SEGMENT          2003   2002   % CHG    2003    2002   % CHG    2003    2002   % CHG   % CHG   % CHG   % CHG
--------------------------------------------------------------------------------------------------------------------
    United States       55.7   56.9    -2.1   84.31   85.07    -0.9   46.97   48.38    -2.9    -1.4     1.6    -0.5
         Ohio           46.9   47.6    -1.5   65.15   64.79     0.6   30.54   30.85    -1.0     0.8     1.8     0.2
 Cincinnati, Oh-Ky-In   48.1   47.4     1.5   66.79   66.18     0.9   32.12   31.34     2.5     1.2    -1.3     0.2
    Cleveland, Oh       48.1   48.4    -0.6   71.00   73.52    -3.4   34.13   35.61    -4.2    -3.7     0.5    -0.3
     Columbus, Oh       52.1   54.1    -3.7   71.32   69.98     1.9   37.14   37.85    -1.9     2.2     4.1     0.2
       Akron, Oh        46.9   46.6     0.6   63.54   63.05     0.8   29.77   29.35     1.4     3.7     2.2     2.9
     Sandusky, Oh       23.8   24.1    -1.2   52.79   53.24    -0.8   12.57   12.80    -1.8    -1.8     0.0    -1.0
      Toledo, Oh        46.2   51.2    -9.8   60.46   60.49     0.0   27.91   31.00   -10.0    -8.1     2.0    -8.1
Youngstown-Warren, Oh   41.0   38.8     5.7   57.86   55.93     3.5   23.75   21.68     9.5     9.5     0.0     5.9
   Ohio North Area      43.2   43.5    -0.7   57.11   56.07     1.9   24.69   24.37     1.3     4.3     2.9     2.4
 I-75 Corridor North    41.0   42.1    -2.6   55.44   54.82     1.1   22.76   23.05    -1.3    -1.3     0.0    -2.4
      Dayton Oh         50.9   50.6     0.6   62.93   61.57     2.2   32.02   31.16     2.8     6.2     3.3     3.9
    Springfield Oh      45.9   46.4    -1.1   58.21   58.87    -1.1   26.72   27.34    -2.3    -1.9     0.4    -0.8
-------------------------------------------------------------------------------------------------------------------

SOURCE: Smith Travel Research

[IRR LOGO]                                                               PAGE 25

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         LOCAL TRENDS

                  It is hoped by market participants that slowing room starts and demand recovery will enhance the occupancy rates for hotels beginning in mid to late 2003. New supply within the subject's market area is assessed by studying the Smith Travel Response Report for the market tract within which the subject is located. New supply in the subject tract has included hotels built between 1998 and 2003. These are summarized as follows.

                             NEW SUPPLY 1998 - 2003

PROJECT                                       ROOMS    OPEN
------------------------------------------------------------
Country Inn and Suites, Macedonia                54    2000
Hilton Garden, Twinsburg                        142    1999
Country Inn and Suites, Cuyahoga Falls           79    1998
Hampton Inn, Kent                                80    1998
Microtel Inn and Suites, Streetsboro            100    1998
Best Western, Streetsboro                        66    1999
Holiday Inn Express, Streetsboro                 72    1999
Towneplace Suites, Streetsboro                   72    2001
Hampton Inn Suites, Streetsboro                  90    1999
Fairfield Inn, Streetsboro                       83    1998
Wingate Inn, Streetsboro                         84    2000
Hampton Inn, Richfield                           64    2003
Econolodge, Akron South                          39    2000
Hampton Inn, Akron South                         66    2002
Fairfield Inn, Akron South                       85    2002
Best Western Inn and Suites Akron                52    1998
                                              -----
Total                                         1,228
------------------------------------------------------------

                  The previous chart shows a total of 16 hotels, or 1,228 rooms. The Census among the Akron tract studied was 5,138 in 1997. This grew to 6,366 rooms by 2003, indicating a 23.9% growth rate in five years. Significant supply additions have resulted in declining occupancies. Declines have been exacerbated by the current economic recession and the events of September 11.

[IRR LOGO]                                                               PAGE 26

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         DEMAND ASSESSMENT

                  Demand for hotel rooms can be categorized as:

                  1) "demonstrated demand", or that demand which can be quantified by examining occupancy levels at existing hotels;

                  2) "induced" demand, defined as that demand which does not currently seek accommodations in the market area but could be persuaded to do so through proper sales efforts, new demand generators or the availability of additional rooms supply or

                  3) "unsatisfied demand" is existing demand that cannot be satisfied within the immediate area due to full occupancy. Each source of demand is discussed as follows

                  DEMONSTRATED DEMAND

                  Demand for hotels in any given area is measured by occupancy percentages, average daily rates and revenue per available room. Although these statistics vary between properties due to age, condition, location, franchise affiliation, marketing efforts and seasonality of the market area, a review of area occupancy levels and ADR's is useful in preparing an estimate of future market performance.

                  In the case of the subject market, it is located on the west side of Akron south of Cleveland and is heavily impacted by the Six Flags World of Adventure. The subject property is a hospitality corridor with most major franchise affiliations represented within the interchange location. There are also support services including retail shopping, theaters, restaurants and gasoline service.

                  We have identified several area hotels as primary competitors, and quantified their historical performance. Existing hotel demand growth was studied along with other demand factors such as population growth, household growth, employment growth, etc. for determination of an applicable demonstrated demand growth rate.

                  INDUCED DEMAND

                  Induced demand is defined as demand that does not now seek accommodations in the area but could be persuaded to purchase room nights through sales and marketing efforts, availability of appropriate facilities or the entry of some new demand generator. Induced demand has been generated in the subject area historically by the addition of the new franchise hotels, offering branded accommodations to travelers that previously had not stayed in the market. New demand generators can include industrial or business activity, new development or employer shifts. Potential sources of new demand could include the following.

[IRR LOGO]                                                               PAGE 27

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                           PROJECT
                           Alpha Technologies
                           Myers Industries
                           Chemical Associates
                           Roadway Corporate
                           PPG Industries
                           Remington
                           OMNOVA
                           First Energy

                  UNSATISFIED DEMAND

                  Unsatisfied demand is defined as potential room nights previously lost in the market because of lack of available facilities. For example, if an event fills every hotel in the immediate market, any excess demand for that event will be distributed into secondary markets. In addition, regular transient traffic would be displaced. Year-end 2002 occupancy approximated 57% among the competitive set. Little turn-away demand is considered to exist. If any does occur, it would be attributed to Six Flags World of Adventure summer patronage on weekend fill nights for Friday and Saturdays between June and August. Given the significant amount of new hotel supply constructed in the general market area over the last few years, we have projected no unsatisfied or turn-away demand in this analysis.

         SEGMENTATION OF DEMAND

                  Demand for hotel accommodations among the competitive hotels is comprised of the following market segments:

                  Corporate demand is generated by the office, businesses, and commercial activity in the nearby area. This form of demand exhibits Monday to Thursday demand patterns and generally peaks on Tuesday and Wednesday nights. Major employers and area businesses generate both destination and transient commercial demand. Some of these are listed below.

                                      AREA BUSINESS
                   K-Mart Regional Office             B.F. Goodrich
                        General Tire                   Scandinavia
                           Telxon                      First Energy

                  Corporate demand accounts for approximately 50% to 60% of room nights sold among the competitive set.

                  Group demand is generated by corporate, commercial, or association groups that either meet at the individual competitive hotels, or meet at company offices. While the length of stay varies depending on the type of group, it is typically two or three nights and can sometimes include a weekend night. Group demand can be generated by area citywides for both corporate and leisure markets. Group demand among the

[IRR LOGO]                                                               PAGE 28

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                  competitive set is largely leisure, SMERF, motorcoach, training and meetings for local companies and organizations. The size of meeting space among hotels in the competitive set does not accommodate regional or convention type groups. Group demand accounts for approximately 10% to 20% of RNS among the competitive set.

                  Leisure demand occurs primarily on weekends and is comprised of individual travelers, families and social activities. In the summer transient demand also occurs during the week but is still strongest on the weekends. The stay is typically one night, however, certain social travelers stay two nights or more. In the subject area leisure demand would include:

                           - Six Flags World of Adventure

                           - Blossom Music Center

                           - Boston Mills/Brandywine Ski Center

                           - The Football Hall of Fame

                           - The Rock & Roll Hall of Fame

                           - Cleveland Indians/Browns

                           - Soap Box Derby

                           - NEC Golf Tournament

                           - Baird Dog Show

                           - Twins Days Festival

                  The leisure segment accounts for approximately 20% to 30% of RNS among the competitive set.

[IRR LOGO]                                                               PAGE 29

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                  Demand growth in the subject marketplace is impacted by several factors including the following.

                            SOURCES OF DEMAND GROWTH
                         GENERAL LODGING INDUSTRY TRENDS

       TRAVEL INDUSTRY ASSOCIATION *           2000    2001   2002   2003f   2004f
                                              -------------------------------------
Unemployment Rate (%)                           4.0     4.8    5.8    5.9     5.7
Real GDP (%)                                    3.8     0.3    2.4    2.5     3.6
Consumer Price Index (CPI%)                     3.4     2.8    1.6    2.3     1.6
Total Travel Expenditures in US (%)             7.1    -5.8   -2.3    2.9     5.8
   US Residents                                 6.7    -4.9   -2.0    2.9     5.4
   International Visitors                       9.8   -11.2   -3.8    2.9     8.2
Total Domestic Person Trips (%)                 1.0     2.0    0.3    1.9     3.2
Total International Visitors to the US (%)      4.9   -11.9   -6.7    0.7     6.6

    Smith Travel    1996  1997  1998  1999  2000   2001  2002
                    -----------------------------------------
Supply Growth USA    2.4   3.6   4.2   4.1   3.1    2.4   1.8
Demand Growth USA    2.2   2.8   3.1   3.2   3.7   -3.4   0.8

LOCAL SOURCES                          GROWTH RATE

Population Growth                      84.58% from 1990 to 2000 (1 mile ring)

Population Projection                  16% from 2003 to 2008 (1 mile ring)

Household Growth                       76.51% from 1990 to 2000 (1 mile ring)

Projected Household Growth             15.28% from 2003 to 2008 (1 mile ring)

New commercial development

US Demand Growth                       Avg. 2.2% 1992 - 2002

Demand Growth Among Competitive Set    -5.4% from 1997 to 2002

Traffic Count                          I-77 and SR-18; 1995 TVC = 32,680; 2001
                                       TVC = 33,560 or 2.7% increase in Total
                                       Vehicle Count.

* SOURCE: TIA's Travel Forecast Model; TIA's Travel Scope(R); Bureau of Labor and Statistics, Department of Labor; Bureau of Economic Analysis, Department of Commerce

                  The above causes of demand change have been capitalized on by significant additional new supply in the Akron Cleveland area. Significant demand growth for hotels is not expected given economic conditions. However, highway related growth could occur due to expected auto travel.

                  New supply has slowed, and occupancies should stabilize in the near future. The subject feeder markets include Pittsburgh and Chicago, Columbus and Michigan. The indoor pool at the subject facility is a positive attribute. This is enhanced by its proximity to restaurants and support services.

[IRR LOGO]                                                               PAGE 30

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

        PRIMARY COMPETITORS

                  The primary hospitality competitors have been selected from the subject market as follows.

                               PRIMARY COMPETITORS

ID#                   PROPERTY              AGE           # RMS
---------------------------------------------------------------
1          Four Points Fairlawn            1998              91
2          Radisson Akron                  1989             128
3          Red Roof Inn Akron              1980             108
4          Holiday Inn Fairlawn            1974             166
5          Hilton Fairlawn                 1970             203
6          Comfort Inn Akron W             1989             132
7          Fairfield Inn Akron             1990             117
8          Hampton Inn Akron               1990              64
9          Courtyard Akron Montrose        1996              78
10         Best Western Inn & Suites       1998              52
===============================================================
           TOTALS                                         1,139
===============================================================

                  Primary competitors total 1,139 rooms. Primary competitors ranked on our lodging fundamentals rating scale. Based on the score of each property, we have determined the competitive position in the market of the lodging alternatives including the subject property. Following is a summary of primary competitors.

[IRR LOGO]                                                               PAGE 31

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #1

     TYPE:                 Full Service

     PROPERTY:             FOUR POINTS SHERATON

     LOCATION:             3150 West Market Street,
                           Akron, Ohio
     Phone:                (330) 869-9000
     Age:                  1998
     Renovation Plans:     Completed in 1998
     # Guest Rooms:        91
     # Suites:             2
     # Function Rooms:     6 max capacity 400 people
     Amenities:            Indoor pool, restaurant,
                           exercise room

[MAP]

     RATES:                RACK:
               Single:     $119
               Double:     $119
             X Person:

     Segmentation:         Commercial             40%
                           Group Stay             30%
                           Leisure                30%
                           Extended Stay          N/A

Comments:                  Owner demolished 2 wings in
                           one bldg and reconstructed 91
                           hotel units in 1998

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation:(1)                                      20               15
Age, Condition & Perceived Cleanliness:                       10               10
Exposure:(2)                                                  10                7
Access:(3)                                                    10                7
Convenience to Support Services:                              10                7
Location:(4)                                                  10                8
Convenience to Demand Generators:                             10                9
Security:(5)                                                  10                8
Amenities:(6)                                                 10                8
                                                             ---               --
                                            TOTAL            100               79
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 32

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #2

TYPE:                      Full Service

PROPERTY:                  RADISSON HOTEL

LOCATION:                  200 Montrose Avenue W.,
                           Akron, Ohio
Phone:                     (330) 666-9300
Age:                       1989
Renovation Plans:          1998
# Guest Rooms:             128
# Suites:                  4
# Function Rooms:          4
Amenities:                 Restaurant, lounge, indoor
                           pool, exercise room, DSL
                           internet

[MAP]

RATES:                     RACK:
          Single:          $149
          Double:          $160
        X Person:

Segmentation:              Commercial            35%
                           Group Stay            35%
                           Leisure               30%
                           Extended Stay          0%

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               13
Age, Condition & Perceived Cleanliness:                       10                9
Exposure: (2)                                                 10                7
Access: (3)                                                   10                8
Convenience to Support Services:                              10                8
Location: (4)                                                 10                8
Convenience to Demand Generators:                             10                9
Security: (5)                                                 10                9
Amenities: (6)                                                10                7
                                                             ---               --
                                            TOTAL            100               78
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 33

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #3

     TYPE:                 Limited Service

     PROPERTY:             RED ROOF INN

     LOCATION:             99 Rothrock Road, Akron,
                           Ohio
     Phone:                (330) 666-0566
     Age:                  1980
     Renovation Plans:     5 years - interior
     # Guest Rooms:        108
     # Suites:             0
     # Function Rooms:     0
     Amenities:

[MAP]

     RATES:                RACK:
               Single:     $49.99
               Double:     $54.99
             X Person:     $10

     Segmentation:         Commercial             50%
                           Group Stay              0%
                           Leisure                50%
                           Extended Stay          N/A

Comments:

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               16
Age, Condition & Perceived Cleanliness:                       10                7
Exposure: (2)                                                 10                7
Access: (3)                                                   10                7
Convenience to Support Services:                              10                7
Location: (4)                                                 10                7
Convenience to Demand Generators:                             10                7
Security: (5)                                                 10                6
Amenities: (6)                                                10                6
                                                             ---               --
                                            TOTAL            100               70
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 34

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #4

     TYPE:                 Full Service

     PROPERTY:             HOLIDAY INN

     LOCATION:             4073 Medina Road, Akron,
                           Ohio
     Phone:                (330) 666-4131
     Age:                  1974
     Renovation Plans:     1999
     # Guest Rooms:        166
     # Suites:             3
     # Function Rooms:     8 rooms, 7,100 SF
     Amenities:            Outdoor pool, restaurant,
                           lounge, dataports

[MAP]

     RATES:                RACK:
               Single:     $109
               Double:     $109
             X Person:

     Segmentation:         Commercial             70%
                           Group Stay             20%
                           Leisure                10%
                           Extended Stay

Comments:                  Hyde Park Grill leased to
                           operator who expended $1.5
                           million on renovation

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               16
Age, Condition & Perceived Cleanliness:                       10                7
Exposure: (2)                                                 10               10
Access: (3)                                                   10                9
Convenience to Support Services:                              10                9
Location: (4)                                                 10                9
Convenience to Demand Generators:                             10                8
Security: (5)                                                 10                8
Amenities: (6)                                                10                8
                                                             ---               --
                                            TOTAL            100               84
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 35

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #5

     TYPE:                 Full Service

     PROPERTY:             HILTON INN

     LOCATION:             3180 W. Market Street, Akron,
                           Ohio
     Phone:                (330) 867-5000
     Age:                  1970
     Renovation Plans:     2000
     # Guest Rooms:        203
     # Suites:             30
     # Function Rooms:     13 rooms with 15,000 SF
     Amenities:            Indoor and outdoor pool,
                           lounge, business center, hi
                           speed internet, restaurant,
                           exercise facility

[MAP]

     RATES:                RACK:
               Single:     $119
               Double:     $119
             X Person:

     Segmentation:         Commercial             34%
                           Group Stay             22%
                           Leisure                36%
                           Extended Stay           8%
Comments:                  Across from Akron Mall

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               15
Age, Condition & Perceived Cleanliness:                       10                8
Exposure: (2)                                                 10                6
Access: (3)                                                   10                6
Convenience to Support Services:                              10                9
Location: (4)                                                 10                8
Convenience to Demand Generators:                             10                9
Security: (5)                                                 10                9
Amenities: (6)                                                10                9
                                                             ---               --
                                            TOTAL            100               79
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 36

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #6

TYPE:                      Limited Service

PROPERTY:                  COMFORT INN

LOCATION:                  130 Montrose Ave West,
                           Akron, Ohio
Phone:                     (330) 666-5050
Age:                       1989
Renovation Plans:          2000 - 2001
# Guest Rooms:             132
# Suites:                  52 Jacuzzi
# Function Rooms:          1 max capacity 30 people
Amenities:                 Indoor pool, continental
                           breakfast, cable

[MAP]

RATES:                     RACK:
          Single:          $79.99
          Double:          $89.99
        X Person:          $10

Segmentation:              Commercial             25%
                           Group Stay             25%
                           Leisure                50%
                           Extended Stay           0%

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               15
Age, Condition & Perceived Cleanliness:                       10                9
Exposure: (2)                                                 10                8
Access: (3)                                                   10                8
Convenience to Support Services:                              10                8
Location: (4)                                                 10                8
Convenience to Demand Generators:                             10                9
Security: (5)                                                 10                8
Amenities: (6)                                                10                7
                                                             ---               --
                                            TOTAL            100               79
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 37

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #7

     TYPE:                 Limited Service

     PROPERTY:             FAIRFIELD INN

     LOCATION:             70 Rothrock Road, Akron,
                           Ohio
     Phone:                (330) 668-2700
     Age:                  1990
     Renovation Plans:     Recently competed
     # Guest Rooms:        117
     # Suites:             NA
     # Function Rooms:     1
     Amenities:            Complimentary breakfast,
                           quest laundry

[MAP]

     RATES:                RACK:
               Single:     $69
               Double:     $69
             X Person:

     Segmentation:         Commercial             40%
                           Group Stay             10%
                           Leisure                50%
                           Extended Stay         N/A
Comments:

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               15
Age, Condition & Perceived Cleanliness:                       10                7
Exposure: (2)                                                 10                7
Access: (3)                                                   10                7
Convenience to Support Services:                              10                7
Location: (4)                                                 10                7
Convenience to Demand Generators:                             10                8
Security: (5)                                                 10                7
Amenities: (6)                                                10                6
                                                             ---               --
                                            TOTAL            100               71
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 38

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #8

TYPE:                      Limited Service

PROPERTY:                  HAMPTON INN

LOCATION:                  80 Springside Drive, Akron,
                           Ohio
Phone:                     (330) 666-7361
Age:                       1996
Renovation Plans:          None
# Guest Rooms:             64
# Suites:                  0
# Function Rooms:          0
Amenities:                 Indoor pool, exercise room

[MAP]

RATES:                     RACK:
          Single:          $85
          Double:          $85
        X Person:

Segmentation:              Commercial             80%
                           Group Stay             10%
                           Leisure                10%
                           Extended Stay            %

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               18
Age, Condition & Perceived Cleanliness:                       10                8
Exposure: (2)                                                 10                9
Access: (3)                                                   10                8
Convenience to Support Services:                              10                9
Location: (4)                                                 10                9
Convenience to Demand Generators:                             10                8
Security: (5)                                                 10                8
Amenities: (6)                                                10                7
                                                             ---               --
                                            TOTAL            100               84
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 39

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #9

TYPE:                      Full Service

PROPERTY:                  COURTYARD BY MARRIOTT

LOCATION:                  100 Springside Drive, Akron,
                           Ohio
Phone:                     (330) 668-9090
Age:                       1996
Renovation Plans:          None
# Guest Rooms:             78
# Suites:                  3
# Function Rooms:          1 max capacity 40 people
Amenities:                 Indoor pool, restaurant,
                           exercise room

[MAP]

RATES:                     RACK:
          Single:          $99.99
          Double:          $99.99
        X Person:

Segmentation:              Commercial             70%
                           Group Stay             10%
                           Leisure                20%
                           Extended Stay            %

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                          MAX. SCORE      PROPERTY SCORE
                                                          ----------      --------------
Property Affiliation: (1)                                     20               19
Age, Condition & Perceived Cleanliness:                       10                9
Exposure: (2)                                                 10                9
Access: (3)                                                   10                8
Convenience to Support Services:                              10                9
Location: (4)                                                 10                9
Convenience to Demand Generators:                             10                8
Security: (5)                                                 10                8
Amenities: (6)                                                10                9
                                                             ---               --
                                            TOTAL            100               88
                                                             ---               --

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 40

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #10

TYPE:                Limited Service

PROPERTY:            BEST WESTERN INN & SUITES

LOCATION:            160 Montrose Avenue, Akron,
                     Ohio 43221
Phone:               (330) 670-0888
Age:                 1998
Renovation Plans:    0
# Guest Rooms:       54
#Suites:             Yes
# Function Rooms:    1
Amenities:           Indoor pool, Jacuzzi suites,
                     exercise room, local calls

[MAP]

RATES:               RACK:
          Single:    $69
          Double:    $69
        X Person:

Segmentation:        Commercial       40%
                     Group Stay       30%
                     Leisure          30%
                     Extended Stay    N/A
Comments:

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                MAX. SCORE    PROPERTY SCORE
                                                ----------    --------------
Property Affiliation:(1)                            20              14
Age, Condition & Perceived Cleanliness:             10               9
Exposure:(2)                                        10               8
Access:(3)                                          10               8
Convenience to Support Services:                    10               8
Location:(4)                                        10               8
Convenience to Demand Generators:                   10               9
Security:(5)                                        10               8
Amenities:(6)                                       10               7
                                       TOTAL       100              79

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 41

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         Following is a ranking of primary competitors based on our scoring methodology. This helps to reveal fill patterns and customer preferences among the competitors. The properties scoring at the top are generally the most desirable, and therefore would be expected to earn in excess of their natural market share. Conversely, those near the bottom would likely earn below their market share. This scale cannot account for dissimilar management, administrative, or sales skill, but generally will denote the subject's relative position among its competitive set.

                     RANKING SUMMARY OF PRIMARY COMPETITORS

RANK     PROPERTY      COMPARABLE #   SCORE
 1     Courtyard            9           88
 2     Holiday Inn          4           84
 3     Hampton Inn          8           84
 4     Hilton               5           79
 5     Four Points          1           79
 6     COMFORT INN          6           79
 7     Bestwestern         10           79
 8     Radisson             2           78
 9     Fairfield Inn        7           71
 10    Red Roof Inn         3           70

         The subject falls in mid range of 10 competitors. This indicates it would earn around its natural market share. The subject score reflects stabilized ongoing operation as a Comfort Inn in good standing.

         Market performance based on room nights sold among primary competitors is summarized in the following chart. Data on selected primary competitors was gathered by interviews of managers at these facilities along with data tracked by Smith Travel. Total aggregate supply and demand is summarized on the following chart.

                   HISTORIC PERFORMANCE OF PRIMARY COMPETETORS

 YEAR       RNA     CHG.%     RNS     CHG.%   OCCUP. %   CHG.%      ADR      CHG.%     REVPAR    CHG.%
 ----       ---     -----     ---     -----   --------   -----      ---      -----     ------    -----
 1997     415,005           252,410             60.8%            $   63.04           $   38.34
 1998     430,917    3.8%   278,246   10.2%     64.6%     6.2%   $   65.98    4.7%   $   42.60    11.1%
 1999     427,559   -0.8%   262,519   -5.7%     61.4%    -4.9%   $   68.47    3.8%   $   42.04    -1.3%
 2000     426,320   -0.3%   252,225   -3.9%     59.2%    -3.6%   $   70.61    3.1%   $   41.78    -0.6%
 2001     426,320    0.0%   229,837   -8.9%     53.9%    -8.9%   $   69.37   -1.8%   $   37.40   -10.5%
 2002     421,883   -1.0%   238,809    3.9%     56.6%     5.0%   $   67.66   -2.5%   $   38.30     2.4%

YTD4/02   140,160            70,800             50.5%            $   65.55           $   33.11
YTD4/03   136,680   -2.5%    71,933    1.6%     52.6%     4.2%   $   65.41   -0.2%   $   34.42     4.0%

         The competitive set has shown a decrease in supply in 1999, 2000, 2002, and year to date 2003. Four Points by Sheraton dropped 29 rooms in August 2002 which is equal to a 10,585 loss in RNA. From 1999 to 2001 demand decreased 12.5%. Occupancy

[IRR LOGO]                                                               PAGE 42

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         has also decreased in the same time period from 61.4% to 53.9%. Significant other supply from outside the immediate market area caused demand to leak. This demand leakage resulted in demand and occupancy declines among the competitive set.

         Occupancy and demand increased in 2002 and year to date 2003. This was likely caused by the loss of 10,585 RNA.

         Rates increased steadily from 1997 to 2000. Since then rates have declined 1.8% in 2001, 2.5% in 2002, and 0.2% year to date 2003.

         Subject performance is summarized in the chart below.

                          SUBJECT HISTORIC PERFORMANCE

 YEAR     SUBJ. OCC.   CHG.%    SUBJ. ADR   CHG.%   SUBJ. RPAR   CHG.%
 ----     ----------   -----    ---------   -----   ----------   -----
 2000       58.80%              $   59.53            $  35.00
 2001       49.00%     -16.7%   $   56.43   -5.2%    $  27.65    -21.0%
 2002       52.20%       6.5%   $   52.66   -6.7%    $  27.49     -0.6%

YTD4/02     45.40%              $   49.56            $  22.50
YTD4/03     55.90%      23.1%   $   46.01   -7.2%    $  25.72     14.3%

         A dramatic decline in occupancy of 16.7% occurred in 2001. Since then occupancy has increased 6.5% in 2002 and 23.1% year to date 2003. According to the General Manager this increase in occupancy occurred after new staff was obtained including a general manager, assistant manager, director of sales, and engineer. Their focus was completing repairs, cleaning the property, and aggressive marketing.

         Between 2000 and 2002 rates fell by 11.5% or nearly $7. Year to date 2003 shows the subjects ADR down $3.55.

     DEMAND GROWTH PROJECTIONS

         Total market demand fell in 2001 by 8.9% which followed with a small rebound of 3.9% in 2002. Year to date 2003 total market demand is up 1.6%. On balance average demand declined 5.4% from 1997 through 2002 or approximately 1% annually. The subject has shown increasing occupancy and decreasing ADR in 2002 as well as the first four months of 2003. We have projected increased demand from all sources to be 2% annually from 2003 through 2005.

         Induced demand is not expected. No turn-away or unsatisfied demand is expected given the significant amount of room supply added in the overall market area.

     NEW SUPPLY

         Demand has been assessed. Average occupancy can be determined based on room nights sold divided by room nights available. No directly competitive hotels have been added to the supply or are projected to be added to the supply over the projection period.

[IRR LOGO]                                                               PAGE 43

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

     MARKET PENETRATION

         Market penetration is the relationship between the earned market share and the natural market share of properties competing in the marketplace. Natural market share is calculated based on room nights available of the individual property compared to room nights available for the market total. Earned market share is based on room nights sold for individual properties compared to total room nights sold in the marketplace. A penetration rate of above 100% indicates the individual property is earning more than its natural market share due to some perceived superior factor such as affiliation, age, room condition or quality, management expertise, special market segmentation, etc. Market penetration of less than 100% suggests that a property is earning less than its natural market share. Factors impacting poorly performing properties include improper affiliation, poor locational attributes, inferior management policies, older, dated or poor room condition, etc.

         Our competitive ranking scale shows the subject ranked at 8 out of a total of 10 competitors. Penetration, given the Comfort Inn affiliation, and assuming competitive pricing, should fall below the natural market share of 100%.

         Market penetration and ADR are related. For instance in general, the lower the ADR the higher the occupancy level. The pricing of rooms can skew the penetration rate if an imbalance exists. For instance, an otherwise high scoring property (based on competitive ranking) can earn a low penetration rate if pricing is too high. A balance is typically sought by a specific property between penetration and yield.

         The subject performance compared to the market indicates penetration as follows.

                          SUBJECTS HISTORIC PENETRATION

 YEAR     SUBJ. OCC.   CHG.%    MKT. OCC.   CHG.%   PEN. %
 ----     ----------   -----    ---------   -----   ------
 2000       58.80%                59.2%     -3.6%    99.4%
 2001       49.00%     -16.7%     53.9%     -8.9%    90.9%
 2002       52.20%       6.5%     56.6%      5.0%    92.2%

YTD4/02     45.40%                50.5%              89.9%
YTD4/03     55.90%      23.1%     52.6%      4.2%   106.2%

         The subject penetration rate has slipped from 99.4% in 2000 to 92.2% in 2002. Year to date penetration is improving dramatically compared to 2002. For the first time in at least three years the subject's penetration is above the natural market share of 100%. We have concluded that continued market penetration equal to the natural market share levels could be expected. This, however, appears highly contingent upon retention of the General Manager, Director of Sales, and Engineer. We assume going forward; renovations will be done as needed. As discussed under the subjects historic performance we assume continued aggressive marketing. Based on the subject's position in the ranking scale and historical penetration, we have concluded to 100% market penetration for the next few years.

[IRR LOGO]                                                               PAGE 44

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

         Based on supply and demand changes along with the above penetration projections, the following occupancy is projected.

                          SUBJECT OCCUPANCY PROJECTIONS

YEAR     RNA     CHG.%     RNS       CHG.%    OCCUP. %   CHG.%    PENN.   SUBJ. OCC    CHG
----     ---     -----     ---       -----    --------   -----    -----   ---------    ---
2000   426,320   -0.3%   252,225      -3.9%     59.2%    -3.6%    99.4%     58.8%
2001   426,320    0.0%   229,837      -8.9%     53.9%    -8.9%    90.9%     49.0%     -16.7%
2002   421,883   -1.0%   238,809       3.9%     56.6%     5.0%    92.2%     52.2%       6.5%
2003   415,735   -1.5%   243,585       2.0%     58.6%     3.5%   100.0%     58.6%      12.3%
2004   415,735    0.0%   248,457       2.0%     59.8%     2.0%   100.0%     59.8%       2.0%
2005   415,735    0.0%   253,426       2.0%     61.0%     2.0%   100.0%     61.0%       2.0%

         Footnote:

         Four Points dropped 29 rooms in August 2002

                  Stabilized occupancy of 59% to 61% appears reasonable over the next few years based on the above supply. For this analysis we have projected 59% occupancy for 2003.

     AVERAGE DAILY RATE

         The average daily rate yield is similar to the penetration rate in that it compares the subject's average daily rate to market averages.

                   SUBJECTS HISTORIC ADR YIELD

 YEAR     SUBJ. ADR   CHG.%   MKT. ADR   CHG.%   YIELD
 ----     ---------   -----   --------   -----   -----
 2000     $  59.53            $  70.61    3.1%   84.3%
 2001     $  56.43    -5.2%   $  69.37   -1.8%   81.3%
 2002     $  52.66    -6.7%   $  67.66   -2.5%   77.8%

YTD4/02   $  49.56            $  65.55           75.6%
YTD4/03   $  46.01    -7.2%   $  65.41   -0.2%   70.3%

         The subject has shown decreasing rate yields in 2001, 2002, and year to date 2003. Historical rate yields have declined from 84.3% in 2000 to 77.8% in 2002. The year to date yield has dropped to 70.3% compared to the 2002 year to date yield of 75.6%. This is likely due to subject rate reductions in order to increase market share. In our opinion a stabilized rate yield of 75% is reasonable and should balance occupancy penetration. Market rate declined nearly $3 or 4.2% from 2000 to 2002. The year to date market rate has declined slightly by 0.2%. A flat rate is projected for 2003, then 2% annual increase for 2004 and 2005. Projections of market and subject rate performance are as follows.

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

COMFORT INN AKRON WEST                                         ECONOMIC ANALYSIS

                          SUBJECTS PROJECTED ADR YIELD

YEAR   SUBJ. ADR   CHG.%   MKT. ADR   CHG.%   YIELD   SUBJ. ADR   CHG.%
----   ---------   -----   --------   -----   -----   ---------   -----
2000   $   59.53           $  70.61    3.1%   84.3%   $  59.53
2001   $   56.43   -5.2%   $  69.37   -1.8%   81.3%   $  56.43    -5.2%
2002   $   52.66   -6.7%   $  67.66   -2.5%   77.8%   $  52.66    -6.7%
2003                       $  67.66    0.0%   75.0%   $  50.75    -3.6%
2004                       $  69.01    2.0%   75.0%   $  51.76     2.0%
2005                       $  70.39    2.0%   75.0%   $  52.79     2.0%

                  Concluded rate for 2003 of $51 appears reasonable.

     CONCLUSION

         The ADR and occupancy projections for the stabilized Proforma are 59% and $51.

[IRR LOGO]                                                               PAGE 46

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

     The subject site is summarized in the following tables. The description is based on our inspection as well as information provided by Summit County. This included a review of the county records. A copy of the site plan is presented in following this section.

     PHYSICAL FEATURES

LAND AREA               Approximately 3.54 acres, or 154,202 square feet.

CONFIGURATION           Slightly irregular (See site plan following this section).

TOPOGRAPHY              The site is level at above road grade with Montrose West.

DRAINAGE                Adequate.

FLOOD PLAIN

COMMUNITY PANEL #       390 781 0105B, effective April 15, 1981.

FLOOD ZONE              Zone C

FLOOD INSURANCE         Not typically required within this zone.

         ENVIRONMENTAL HAZARDS

         Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. No obvious hazardous materials or conditions were observed during our inspection.

         GROUND STABILITY

         We were not furnished a soil analysis to review but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.

     STREETS, ACCESS, FRONTAGE

STREET                    MONTROSE WEST AVENUE
------                    --------------------
FRONTAGE                  444'

PAVING                    Concrete

CURBS/GUTTERS             Yes

SIDEWALKS                 No

LANES                     2

DIRECTION OF TRAFFIC      North/south

CONDITION                 Good

SIGNALS/TRAFFIC CONTROL   Montrose West is signalized with its frontage
                          on SR 18 north of the subject

ACCESS                    Two curbs cut along Montrose West frontage

VISIBILITY                Good from Montrose West; fair from SR 18

[IRR LOGO]                                                               PAGE 47

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

     LEGAL

        ZONING

DESIGNATION               PDD, Planned Development District, Township of Copley
PERMITTED USES            Highway commercial including hotels
CONFORMANCE               Based on our discussion with the Township of Copley zoning official, the current use is an existing conforming use.

         EASEMENTS, ENCUMBRANCES, AND MORATORIA

         We were not provided a current title report to review and are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A current title search is recommended to determine whether any adverse conditions exist. We are not aware of any moratoria on development that would affect the property.

         A current special assessment exists for a sewer maintenance charge. This cost is $75.25 per half.

         ENCROACHMENTS

         We were not provided a title survey. A view of the site plan does not suggest any encroachments exist.

     UTILITIES

UTILITY             PROVIDER
-------             --------
WATER               All city
SEWER               All city
ELECTRICITY         All city
NATURAL GAS         All city
LOCAL TELEPHONE     Private

     SUMMARY OF LAND DESCRIPTION

         Overall, the physical characteristics of the subject site are suitable for the existing development. Most factors, including its topography, location, and accessibility, are positive attributes. The subject site is more than adequate for uses such as those permitted by zoning, including lodging use, and the available utilities adequately service the site.

[IRR LOGO]                                                               PAGE 48

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

     SITE PLAN

                                  [SITE PLAN]

                                     [MAP]

[IRR LOGO]                                                               PAGE 49

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

     The following description is based on our inspection of the property, a discussion with the general manager, and a review of courthouse records. A copy of the floor plans is located following this section.

     EXTERIOR DESCRIPTION

NAME OF PROPERTY                Comfort Inn Akron West

GENERAL PROPERTY TYPE           Lodging

SPECIFIC PROPERTY USE           Ltd. Service Hotel

SIZE

   GROSS BUILDING AREA (GBA)    80,604 square feet

   NUMBER OF ROOMS              132

   SOURCE OF SF INFORMATION     County records

NUMBER OF BUILDINGS             3

STORIES                         2

CONFIGURATION                   Irregular

FLOOR PLATE                     The main structure is approximately 40,000 SF
                                per floor, slightly more on the first floor to
                                account for the indoor pool and lobby building.

YEAR BUILT                      1989

ESTIMATED EFFECTIVE AGE         10 years

ESTIMATED PHYSICAL LIFE         40 years (per Marshall Valuation Service)

TYPE/QUALITY  OF CONSTRUCTION   Class C, frame building, average to good quality
                                (per Marshall Valuation Service)

FOUNDATION                      Poured, reinforced concrete footings, slab on
                                grade.

STRUCTURAL FRAME                Frame

EXTERIOR WALLS/WINDOWS          Brick face, insulated pane windows

ROOF Hip type with shingle cover. Interior inspection of the subject suggests no leakage at the date of inspection.

SPECIAL FEATURES                The subject possesses an interior pool,
                                lobby, meeting room and breakfast lobby.

[IRR LOGO]                                                               PAGE 50

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

     ROOM MIX

ROOM TYPE                                             TOTAL NUMBER
---------                                             ------------
KINGS                                                      19
DOUBLES                                                    61
SUITES                                                      0
JACUZZI SUITES                                             52
TOTALS                                                    132
Standard rooms measure approximately 12' in width

     INTERIOR DESCRIPTIONS

INTERIOR PARTITIONING   A combination of drywall, masonry

CEILING COVER           Drywall, suspended ceiling tiles

WALL COVER              Vinyl wall coverings with variations

FLOOR COVER             Commercial grade carpeting in the general office
                        corridors, hotel rooms; ceramic in the lobby and bath
                        floors.

LIGHTING A combination of suspended and recessed fluorescent and incandescent lighting.

BATHROOM FIXTURES       Bathrooms include 4" ceramic floors, a bathtub with
                        showerhead, fiberglass wainscot, toilet, and vanity
                        with a lay-in sink.

BANQUET/MEETING         1 small meeting room
ROOMS

OTHER SPECIAL           The subject has an indoor swimming pool. TV sets are 25"
FEATURES                with remote control. Amenities include Lodgenet movies,
                        continental breakfast, hair dryer, coffee maker and iron
                        and ironing board, some micro fridge units.

CONDITION               Average

     EQUIPMENT AND MECHANICAL SYSTEMS

HVAC HVAC in the guest rooms consist of through-the-wall electric. Central gas fired units exist for common and public areas.

ELECTRICAL              Circuit breaker type

PLUMBING                Assumed adequate

FIRE PROTECTION         Wired smoke alarms

ELEVATORS/STAIRWELLS    Adequate stairwells

SECURITY SYSTEM         Card key systems for the individual rooms

FURNITURE, FIXTURES     Some furniture, fixtures and equipment have been replaced.
& EQUIPMENT             Decor includes chairs, lamps, framed prints, 2 double or
(FF&E)                  king size beds, bureau and nightstand. Additionally each
                        room includes 25" color TV and housekeeping linens and
                        blankets.

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

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

CONDITION         The appraisal inspection was limited to a visual examination of the building components. It is not possible to ascertain the integrity of concealed structural components of the
                  serviceability of mechanical systems; inspections of this type are beyond the scope of the investigation required for this assignment. Mechanical systems are reportedly in average
                  condition.

SITE IMPROVEMENTS

   PARKING

NUMBER OF SPACES         132 spaces
SURFACE TYPE/CONDITION   Asphalt, good condition; sealed and striped in 2003
PARKING RATIO            1 space per unit
ADEQUACY                 Appears adequate

     LANDSCAPING

     Typical

     DRAINAGE AND RETENTION

     Appears adequate; storm sewer drainage systems allow site water to be collected and drained through surface drains located in the parking lot areas.

[IRR LOGO]                                                               PAGE 52

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

     IMPROVEMENTS ANALYSIS

CONDITION                 The condition of the improvements is average. The
                          property has been recently well maintained. We have
                          not been provided with a Quality Assurance Inspection
                          for the subject property. Our inspection revealed some
                          repairs necessary. 56 HVAC units cost $30,800 were
                          replaced in 2003, a $21,620 humidity control was
                          recently added in pool building, parking lot sealed
                          and striped in 2003 cost was $5,000. The following
                          items are noted as being necessary in the near future.

                                -  45 - 25' TV's @ $180 each

                                -  65 bed spreads

                                -  21 king size box springs & mattresses

                                - 42 rooms need case goods, drapes, lamps, art work, chairs, carpet.

                          Costs are estimated, subject to contractor bid at approximately $100,000.

DEFERRED MAINTENANCE      Our inspection did not reveal any significant deferred
                          maintenance.

QUALITY OF CONSTRUCTION   The quality of construction is average.

FUNCTIONAL UTILITY        Our inspection did not reveal any items of functional
                          obsolescence. The subject is an interior hall, 2
                          stories. Security appears adequate.

ADA COMPLIANCE            Unknown; recommend engineering or ADA inspection.

ENVIRONMENTAL             We are neither considered experts nor competent to
                          assess environmental issues. Upon physical inspection
                          of the site and improvements, no indication "to the
                          untrained eye" of environmental hazard was found.
                          Unless stated otherwise, we assume no hazardous
                          conditions exist on or near the subject.

[IRR LOGO]                                                               PAGE 53

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

     FLOOR PLAN

[IRR LOGO]                                                               PAGE 54

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

REAL ESTATE TAX ANALYSIS

     Real estate tax assessments are a function of the Auditors Office on a county basis. The property is located in Summit County, Ohio. Real estate taxes in this state and this jurisdiction represent ad valorem taxes, meaning a tax applied in proportion to value. The real estate taxes for an individual property may be determined by dividing the assessed value for a property by $1,000, then multiplying the estimate by the composite rate. The composite rate is based on a tax rate determined by the local taxing district.

     The assessed values are based upon the current conversion assessment rate of 35% of assessor's market value.

     For reference purposes, the subject has been assigned a property tax identification number as follows: 1702023 by Summit County.

     The combined current land, building, market and assessed values are summarized as follows:

TAX YEAR      LAND     IMPROVEMENTS   FULL CASH VALUE   ASSESSED VALUE
--------      ----     ------------   ---------------   --------------
  2002      $778,800    $4,650,550       $5,429,350       $1,900,270

     Assessed value is 35% of true or market value determined by the County Auditor, indicating full cash value of the real estate only of $5,429,350.

     Real estate taxes are paid in semi-annual, equal installments due June and December. The tax rate in the subject's tax district is $92.52, Copley Township, Revere Local School District. The effective tax rate for commercial property is $64.722803 per $1,000.

     Taxes are paid a year in arrears. The 2002 taxes, payable 2003, are $110,692. Combined annual taxes including special assessment of $150.50 per year totals $110,842.50.

     The owner has appealed taxes based on a reduced market value as of September 1, 2002, utilizing a preliminary indication of $3,300,000. In Ohio a sale is the best evidence of value. This report assumes a sale occurs at approximately the appraised value. We further assume a successful tax appeal based on this sale. Taxes on a stabilized basis are calculated as follows.

VALUE                                          $3,300,000

LESS FF&E                                      $  300,000
                                               ----------

TAXABLE                                        $3,000,000

ASSESSED VALUE @ 35%                           $1,050,000

EFFECTIVE TAX AT $64.722803/$1,000             $   67,959

LESS ROLLBACK @ 10%                            $    6,796

NET TAX                                        $   61,163

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                                                                         PAGE 55

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

     PERSONAL PROPERTY TAXES

          Personal property taxes are also charged for lodging properties that maintain furniture, fixtures, and equipment in their operation. Personal property required in the operation of the subject would include furniture, fixtures, and equipment in rooms as well as office equipment. Personal property taxes are based on the gross tax rate of $92.52 per $1,000. Actual personal property tax collected by the County in 2003 was $5,940. Total listed value of $74,200, indicating True Value (depreciated) is $296,804 rounded $300,000.

          Combined real estate and personal property tax are estimated at $67,103.

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                                                                         PAGE 56

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

HIGHEST AND BEST USE ANALYSES

     PROCESS

          Before an opinion of value can be developed, the highest and best use of the property must be determined for both the subject site as though vacant and for the property as currently improved (if applicable). The highest and best use must be:

          - Legally permissible under the zoning laws and other restrictions that apply to the site.

          -    Physically possible for the site.

          -    Economically feasible.

          - Capable of producing the highest net return on investment (i.e., highest value) from among the possible, permissible, and economically feasible uses.

     AS THOUGH VACANT

          LEGALLY PERMISSIBLE

          Zoning codes, land use plans, easements, and private deed restrictions often restrict permitted uses. The site is zoned PDD, Planned Development District, for highway commercial uses. Permitted uses include restaurants, offices and hotels. Given prevailing land use patterns in the area, and recognizing the principle of conformity, commercial uses for highway oriented utilization such as restaurant, retail, lodging or office have been given further consideration in determining the Highest and Best Use, as though vacant.

          PHYSICALLY POSSIBLE

          The physical characteristics of the site should reasonably accommodate any use that is not restricted by its size of 3.54 acres. A newly developed a hotel could be possible along with a restaurant or small office building. Many of these uses exist within the immediate market area.

          FINANCIALLY FEASIBLE

          Based on the information discussed in the Lodging Market Analysis section of this report, there is currently some demand for hotel properties in the market area. However, given current economic conditions, financing availability, etc., immediate development would not likely be warranted. Costs of construction for various uses would likely exceed value. Ultimate development with some type of commercial use is reasonably. Some restaurant redevelopment is noted within the immediate area. In our opinion hotel utilization would be unlikely in the near term future. Long term, however, land banking the site for ultimate hotel use is reasonable.

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                                                                         PAGE 57

COMFORT INN AKRON WEST                                         PROPERTY ANALYSIS

          MAXIMALLY PRODUCTIVE

          Commercial (i.e. restaurant, retail or lodging use) is the only use that meets the previous three tests. Accordingly, it is concluded to be maximally profitable, and the highest and best use of the site, as though vacant. It is expected that a buyer would land bank the site and develop with multiple uses as development potential is revealed.

     AS IMPROVED

          The subject site has been developed with a four-story, hotel containing 132 rooms. The improvements were constructed in 1989 and contain a gross building area of 80,604 square feet. The existing use conforms to the Highest and Best Use of the site if it were vacant. Moreover, it produces significant positive cash flow and this can reasonably be expected to continue. Accordingly, the existing use is concluded to be feasible.

          The existing use is the highest and best use of the site if it were vacant. Moreover, it produces a significant positive cash flow and this can reasonably be expected to continue. Accordingly, the existing use is concluded to be feasible.

          There are no alternative uses that could reasonably be expected to provide a higher present value than the current lodging use. The value produced by the existing improvements exceeds the value of the site, as if vacant. For these reasons, the existing use is concluded to be maximally productive, and the highest and best use of the property as improved.

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                                                                         PAGE 58

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

VALUATION ANALYSIS

VALUATION METHODOLOGY

     The traditional methods of processing market data into a value indication include:

          -    Cost Approach;

          -    Sales Comparison Approach; and

          -    Income Capitalization Approach.

     The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties. Given the age of the subject improvements, accrued depreciation has occurred. While no functional obsolescence exists, economic obsolescence due to occupancy levels would be considered. The Cost Approach has not been developed as the improvements are 14 years old.

     The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction.

     The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

     We have used two approaches to value (the Sales Comparison and Income Capitalization Approaches) in the preparation of this report. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.

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                                                                         PAGE 59

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

SALES COMPARISON APPROACH

     In the Sales Comparison Approach to Value, the following steps have been taken in estimating market value.

          -    Research recent sales of comparable improved properties;

          - Select the most comparable sales and present the pertinent data on these sales;

          - Adjust the sales for differences in the various elements of comparison; and

          - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

     In performing the sales comparison approach, we surveyed sales activity for similar hotel properties in the Ohio and Midwest area. Relying upon sales that occurred recently as the best indication of current investor attitudes and market behavior, we have selected seven improved sales as most comparable and as best indicators of value for the subject.

     The 7 selected sales are summarized in a following table; the sale prices identified in the table have been adjusted for cash-equivalency, when appropriate. We have also included individual comparable data along with photographic exhibit and a location map. Pertinent data is summarized in the comparable sheet. Our adjustment process is based on revenue per available room (RevPar). RevPar accounts for occupancy and rate at each hotel and is a primary determinant of value for buyers and sellers in the marketplace. The RevPar of a hotel accounts for physical and economic factors.

     In analyzing the sales data, we have selected the price per guest unit as the unit of comparison. We have also considered a room revenue multiplier as a secondary analysis. Most buyers, sellers and brokers utilize price per room and room revenue multipliers when making an initial estimate of subject value. This is the unit of comparison most commonly quoted by brokers, sellers, and purchasers when discussing sales transactions and is considered the most relevant for the subject.

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                                     SALE #1

NAME:             COUNTRY HEARTH INN (TO BE
                  CONVERTED TO BEST WESTERN)
LOCATION:         3950 Tuller Road
                  Dublin, Ohio
GRANTOR:          Heritage Inn Assoc.
GRANTEE:          B&R Development LLC
DATE OF SALE:     May 7, 2002
TERMS:            Cash to seller

                                      [MAP]

PROPERTY DATA

     AGE:              1988
     NO. OF ROOMS:     42

SALES PRICE:                    $1,500,000 includes FF&E
ROOMS INCOME:                   $500,000 est.
NET OPERATING INCOME:           $176,000

RATIOS OF COMPARISON

     PRICE/ROOMS:               $35,714
     ROOM REVENUE MULTIPLIER:   2.7
     OVERALL RATE:              11.7

COMMENTS:         Buyer to converted hotel to Best Western. Prior conversion to
                  Country Hearth Inn in 2001 resulted in declining sales to about $450,000 in 2001. Buyer expects to reduce rate and increase occupancy by conversion. The last renovation was completed in 1998 for conversion to Hawthorne Suites. This hotel is reportedly sold previously in 8/2000 for $2,000,000.

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                                     Sale #2

NAME:             CROSS COUNTRY INN
                  1704 Toll Gate Dr.
LOCATION:         Maumee, Oh 43537
GRANTOR:          M/M Donald R, & Cheryl A.
                  Kenny
GRANTEE:          Hare Krishna (LLC)
DATE OF SALE:     May 15, 2001
TERMS:            Cash to seller

PROPERTY DATA
     AGE:              1987
     NO. OF RMS:       120

                                      [MAP]

SALES PRICE:                    $2,500,000 + $200,000 = $2,700,000
ROOMS INCOME:                   $900,000
NET OPERATING INCOME:           $315,000 est.

RATIOS OF COMPARISON
     PRICE/ROOMS:               $20,833
     ROOM REVENUE MULTIPLIER:   3.0
     OVERALL RATE:              11.7%

COMMENTS:         Purchaser may convert to Super 8. Sales were $900,000 in 2000,
                  $800,000 in 2001. After conversion, buyer expects approximately $900,000. Buyer owns adjacent Comfort Inn.

                                   [PICTURE]

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                                     SALE #3

NAME:             DAYS INN CINCINNATI
                  559 Donaldson Rd.
LOCATION:         Erlanger, KY
GRANTOR:          RINA Inc.
                  Triangle Investments
GRANTEE:          Hospitality LLC
DATE OF SALE:     3/2002
TERMS:            Cash to seller

PROPERTY DATA
     AGE:              1972
     NO. OF RMS:       146

                                     [MAP]

SALES PRICE:                   $2,640,000 + $300,000 in renovations = $2,940,000
ROOMS INCOME:                  $1,000,000 projected
NET OPERATING INCOME:          $340,000 projected

RATIOS OF COMPARISON
     PRICE/ROOMS:              $20,137
     ROOM REVENUE MULTIPLIER:  2.9
     OVERALL RATE:             11.6%

COMMENTS:         Retained Days Inn affiliation. Buyer completed renovation
                  costs of $300,000 to reposition subject. Revenues and expenses projected by appraisal. Restaurant on site is leased.

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                                     SALE #4

NAME:             HAMPTON INN
                  4017 Jackpot Rd.
LOCATION:         Grove City, Oh
GRANTOR:          Grand Valley LP
GRANTEE:          SGB Management Inc.
DATE OF SALE:     1/7/2003
TERMS:            Cash to Seller
                  E. Belfrage to Errol Dsouza,
VERIFICATION:     Broker

                                     [MAP]

PROPERTY DATA

AGE:                   1994
NO. OF RMS:            57

SALES PRICE:                    $3,600,000 + $100,000 PIP = $3,700,000
ROOMS INCOME:                   $1,250,000 est.
NET OPERATING INCOME            $450,000 est.

RATIOS OF COMPARISON
  PRICE/ROOMS:                  $64,912
  ROOM REVENUE MULTIPLIER:       3.0
  OVERALL RATE:                  12.1

COMMENTS:         Hampton affiliation maintained. PIP approximated at $100,000.
                  Buyer is attorney from Washington D.C. First time hotel acquisition. Purchase involved basic first and SBA second mortgage; total debt $3,000,000. Seller had hired architect to design an 8 room addition. Buyer plans on implementing expansion in the next year. Recorded price includes all FF&E.

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                                     SALE #5

NAME:             HAMPTON INN
                  233 Three Springs Rd.
LOCATION:         Bowling Green, KY
GRANTOR:          Simmons & Woodside
                  Invest.
GRANTEE:          Newport Patriot LLC
DATE OF SALE:     5/2002
TERMS:            Cash equivalent

PROPERTY DATA
     AGE:              1990
     NO. OF RMS:       131

                                      [MAP]

SALES PRICE:                     $5,450,000
ROOMS INCOME:                    $1,800,000, est. `02
NET OPERATING INCOME:            $665,000, est. `02

RATIOS OF COMPARISON
     PRICE/ROOMS:                $41,603
     ROOM REVENUE MULTIPLIER:    3.0
     OVERALL RATE:               12.2%

COMMENTS:         Mumford Realty marketed hotel at $5,750,000. Four story
                  Hampton at I-65 in Bowling Green, KY, home of the Chevrolet
                  Corvette Production Plant, the National Corvette Museum, and
                  Western Kentucky University. New soft goods renovation completed by seller. 2001 performance indicated 62% occupancy at $63.11 ADR, for total room revenue of $1,873,701

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                                    SALE #6

NAME:            HAMPTON INN JEFFERSONVILLE

LOCATION:        11484 Allen Road NW,
                 Jeffersonville, Ohio 43160

GRANTOR:         Arvind Sagar

GRANTEE:         Champak Shah

DATE OF SALE:    May 3, 2002

TERMS:           Cash to Seller

PROPERTY DATA

  AGE:           1997

  NO. OF RMS:    58

[MAP]

SALES PRICE:                   $2,925,000

ROOMS INCOME:                  $1,000,000(2002 projected)

NET OPERATING INCOME:          $350,000

RATIOS OF COMPARISON

  PRICE/ROOMS:                 $50,431

  ROOM REVENUE MULTIPLIER:     2.9

  OVERALL RATE:                12%

COMMENTS:                      Near Jeffersonville Outlet Mall. Good visibility
                               from I-71 south of Columbus, north of Cincinnati.
                               Year end 2001 room revenue of $960,000. Minor PIP items total $20,000 to $30,000.

[PICTURE]

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                           SUMMARY OF COMPARABLE SALES

                                                     TOTAL     YEAR          SALE       PRICE/
NO.         NAME/ADDRESS            SALE DATE        ROOMS     BUILT        PRICE        UNIT        RRM
--------------------------------------------------------------------------------------------------------
 1      Country Hearth Inn
        3950 Tuller Road
        Columbus, OH               May 7, 2002         42       1988      $1,500,000    $35,714      2.7
--------------------------------------------------------------------------------------------------------
 2      Cross Country Inn
        1704 Toll Gate Dr.
        Maumee, OH 43537            5/15/2001         120       1987      $2,700,000    $20,833      3.0
--------------------------------------------------------------------------------------------------------
 3      Days Inn Cincinnati
        559 Donaldson Rd.
        Erlanger, KY                   3/2002         146       1972      $2,940,000    $20,137      2.9
--------------------------------------------------------------------------------------------------------
 4      Hampton Inn
        4017 Jackpot Rd.
        Grove City, OH               1/7/2003          57       1994      $3,700,000    $64,912      3.0
--------------------------------------------------------------------------------------------------------
 5      Hampton Inn
        233 Three Springs Rd.
        Bowling Green, KY              5/2002         131       1990      $5,450,000    $41,603      3.0
--------------------------------------------------------------------------------------------------------
 6      Hampton Inn
        11484 Allen Road
        Jeffersonville, Ohio             4/02          58       1997      $2,925,000    $50,431      2.9
--------------------------------------------------------------------------------------------------------

The price per unit and room revenue multiplier (RRM) is relied upon by market participants. We have considered that due to the income producing nature of the subject, all aspects of a property's investment appeal are incorporated in revenue per available room. This obviously assumes comparable net income ratios as would be found in properties with similar physical attributes. The following adjustment grid compares the comparables to the subject based on dissimilarities in RevPar.

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                             SALES COMPARISON CHART

                                                        1                    2                 3
                                  --------------------------------------------------------------------
                                   SUBJECT      COUNTRY HEARTH INN    CROSS COUNTRY INN     DAYS INN
                                   PROPERTY        COLUMBUS, OH          MAUMEE, OH       ERLANGER, KY
------------------------------------------------------------------------------------------------------
Sale Price                                         $  1,500,000         $ 2,700,000       $  2,940,000
# of Rooms                               132                 42                 120                146
Date of Sale                                               5/02                5/01               3/02
Year Opened                             1989               1988                1987               1972
------------------------------------------------------------------------------------------------------
Property Rights Conveyed          Fee Simple         Fee Simple          Fee Simple         Fee Simple
Adjustment
Adjusted Unit Price                                $     35,714         $    20,833       $     20,137
------------------------------------------------------------------------------------------------------
Conditions of Sale                                 Arm's Length         Arms Length        Arms Length
Adjusted Unit Price                                $     35,714         $    20,833       $     20,137
------------------------------------------------------------------------------------------------------
RevPar *                          $    30.09       $      35.88         $     20.55       $      18.77
Adjustment                                                  -16%                 46%                60%
Adjusted Unit Price                                $     30,000         $    30,416       $     32,219
------------------------------------------------------------------------------------------------------

                                        4                   5                       6
                                  ----------------------------------------------------------
                                   HAMPTON INN         HAMPTON INN            HAMPTON INN
                                  GROVE CITY, OH    BOWLING GREEN, KY     JEFFERSONVILLE, OH
--------------------------------------------------------------------------------------------
Sale Price                          $ 3,700,000        $ 5,450,000           $  2,925,000
# of Rooms                                   57                131                     58
Date of Sale                               1/03               5/02                   4/02
Year Opened                                1994               1990                   1997
-----------------------------------------------------------------------------------------
Property Rights Conveyed             Fee Simple         Fee Simple             Fee Simple
Adjustment
Adjusted Unit Price                 $    64,912        $    41,603           $     50,431
-----------------------------------------------------------------------------------------
Conditions of Sale                  Arms Length        Arms Length            Arms Length
Adjusted Unit Price                 $    64,912        $    41,603           $     50,431
-----------------------------------------------------------------------------------------
RevPar *                            $     60.08        $     37.65           $      47.23
Adjustment                                  -50%               -20%                   -36%
Adjusted Unit Price                 $    32,456        $    33,282           $     32,276
-----------------------------------------------------------------------------------------

* Based on first full year, or stabilized year revenue

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

After consideration of the RevPar adjustment to the price per room indication, a range of from $30,000 to $33,282 is offered. Sale 1 and 5 required the lowest adjustment. All sales except sale 2 occurred subsequent to September 11. An indication of $30,000 per unit appears reasonable.

UNIT PRICE           X            # UNITS          =          VALUE
----------                        -------                     -----
 $30,000                            132                     $3,960,000

                                  ROUNDED                   $4,000,000

A room revenue multiplier offers a close range indication of from 2.7 to 3.0 times. A room revenue multiplier of 2.7 to 3.0 is used in this analysis. Calculations of value are as follows.

ROOM SALES        X         RRM             = VALUE
----------                  ---             -------
$1,449,736                  2.7           $3,914,287

                          ROUNDED         $3,900,000

ROOM SALES        X         RRM             = VALUE
----------                  ---             -------
$1,449,736                  3.0           $4,349,208

                          ROUNDED         $4,300,000

The Sales Comparison Approach conclusion is $4,000,000 to $4,300,000.

Costs to correct deferred maintenance are subtracted to indicate As Is Value at $4,200,000 to $3,900,000.

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

INCOME CAPITALIZATION APPROACH

     The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value:

          - Estimate potential gross income. This involves multiplying the number of rooms by the average daily rate (ADR) multiplied by a projected average annual occupancy. The ADR and occupancy are typically based upon historical experienced in the subject and data extracted from the marketplace.

          -    Estimate expenses.

          -    Calculate the reconstructed net operating income.

          - Select a capitalization rate from the market to use in direct capitalization.

          - Perform a discounted cash flow analysis to estimate value through yield analysis.

          -    Reconcile a value indication for the Income Capitalization
               Approach.

     INCOME ESTIMATE

          Economic rent is market rent or the average room rate a potential patron is warranted in paying and the motel operator is warranted in receiving for services. Forecasting of the subject's economic income involves an analysis of room sales. This is best accomplished by stabilized historical operation in conjunction with comparison with other similar motel properties available within the subject's effective market area. This was conducted in the Market Analysis section of this report.

          Average daily rate and occupancy levels on a stabilized basis as determined in the Market Analysis section cited stabilized ADR and occupancy at $55.50 and 53%.

          Total room revenue is calculated as follows.

ROOMS         X         DAYS OF THE YEAR         =         ROOM NIGHTS AVAILABLE
-----                   ----------------                   ---------------------
132                           365                                 48,180

RNA           X       PROJECTED OCCUPANCY        =           ROOM NIGHTS SOLD
---                   -------------------                    ----------------
48,180                        59%                                 28,426

RNS           X        AVERAGE DAILY RATE        =             ROOM SALES
---                    ------------------                      ----------
28,426                       $51                               $1,449,736

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     ESTIMATION OF NET OPERATION INCOME

          The subject property was originally built as a Comfort Inn and was built in 1989. It has historically been operated as a limited service hotel. We have been provided with actual operating statements for the subject, which have been presented on the following page.

          We have studied industry standard Experience Exchange Reports published by both Smith Travel Research (the Host Report) and PKF Consulting (the Trend Report). The following are copies of these reports.

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                              COMFORT INN MONTROSE
                         HISTORICAL OPERATING STATEMENTS

      DESCRIPTION                     2000            %REV            PAR             POR             2001            %REV
      -----------                     ----            ----            ---             ---             ----            ----
INCOME:
ROOMS                       132   $  1,685,250        94.05%      $     12,767    $      59.53    $  1,331,843        95.98%
FOOD & BEVERAGE                   $          0         0.00%      $          0    $          -    $          0         0.00%
TELEPHONE                         $     34,863         1.95%      $        264    $       1.23    $     17,669         1.27%
OTHER                             $    71 ,707         4.00%      $        543    $       2.53    $     38,113         2.75%
TOTAL REVENUE                     $  1,791,820       100.00%      $     13,574    $      63.30    $  1,387,625       100.00%
EXPENSE:
OPERATED DEPT.
ROOMS                             $    559,531        33.20%      $      4,239    $      19.77    $    422,341        31.71%
FOOD & BEVERAGE                   $        227                    $          2    $       0.01    $          0
TELEPHONE                         $     30,080        86.28%      $        228    $       1.06    $     32,052       181.40%
OTHER OPERATED DEPT.              $          0         0.00%      $          0    $          -    $          0         0.00%
TOTAL OPER. DEPT. EXPENSE         $    589,838        32.92%      $      4,468    $      20.84    $    454,393        32.75%
UNDISTRIBUTED EXPENSE
ENERGY                            $    139,616         7.79%      $      1,058    $       4.93    $    159,798        11.52%
MARKETING                         $     72,522         4.05%      $        549    $       2.56    $     65,325         4.71%
REPAIR & MAINTENANCE              $    124,033         6.92%      $        940    $       4.38    $    114,815         8.27%
ADMIN. & GENERAL                  $    225,980        12.61%      $      1,712    $       7.98    $    170,997        12.32%
TOTAL UNDISTRIBUTED EXP.          $    562,151        31.37%      $      4,259    $      19.86    $    510,935        36.82%
MANAGEMENT                        $          0         0.00%      $          0    $          -    $          0         0.00%
FRANCHISE FEES                    $    117,575         6.56%      $        891    $       4.15    $    103,235         7.44%
FIXED EXPENSES
INSURANCE                         $     15,339         0.86%      $        116    $       0.54    $     14,257         1.03%
REAL ESTATE TAX                   $    106,499         5.94%      $        807    $       3.76    $    105,538         7.61%
LEASE / RENT                      $          0         0.00%      $          0    $          -    $          0         0.00%
RESERVES                          $          0         0.00%      $          0    $          -    $          0         0.00%
TOTAL FIXED EXPENSE               $    121,838         6.80%      $        923    $       4.30    $    119,795         8.63%
TOTAL EXPENSE                     $  1,391,402        77.65%      $     10,541    $      49.15    $  1,188,358        85.64%
NET OPERATING INCOME              $    400,418        22.35%      $      3,033    $      14.15    $    199,267        14.36%

ROOMS SOLD                              28,307                                                          23,601
OCCUPANCY                                 58.8%                                                           49.0%
AVERAGE DAILY RATE                $      59.53                                                    $      56.43
AVE F&B PER OCCUPIED ROOM         $       0.00                                                    $       0.00

      DESCRIPTION                     PAR             POR             2002            %REV            PAR             POR
      -----------                     ---             ---             ----            ----            ---             ---
INCOME:
ROOMS                             $     10,090    $      56.43    $  1,323,834        96.18%      $     10,029    $      52.66
FOOD & BEVERAGE                   $          0    $          -    $          0         0.00%      $          0    $          -
TELEPHONE                         $        134    $       0.75    $     15,425         1.12%      $        117    $       0.61
OTHER                             $        289    $       1.61    $     37,192         2.70%      $        282    $       1.48
TOTAL REVENUE                     $     10,512    $      58.80    $  1,376,451       100.00%      $     10,428    $      54.75
EXPENSE:
OPERATED DEPT.
ROOMS                             $      3,200    $      17.90    $    455,569        34.41%      $      3,451    $      18.12
FOOD & BEVERAGE                   $          0    $          -    $          0                    $          0    $          -
TELEPHONE                         $        243    $       1.36    $     30,667       198.81%      $        232    $       1.22
OTHER OPERATED DEPT.              $          0    $          -    $          0         0.00%      $          0    $          -
TOTAL OPER. DEPT. EXPENSE         $      3,442    $      19.25    $    486,236        35.33%      $      3,684    $      19.34
UNDISTRIBUTED EXPENSE
ENERGY                            $      1,211    $       6.77    $    162,734        11.82%      $      1,233    $       6.47
MARKETING                         $        495    $       2.77    $     77,857         5.66%      $        590    $       3.10
REPAIR & MAINTENANCE              $        870    $       4.86    $    138,454        10.06%      $      1,049    $       5.51
ADMIN. & GENERAL                  $      1,295    $       7.25    $    172,263        12.52%      $      1,305    $       6.85
TOTAL UNDISTRIBUTED EXP.          $      3,871    $      21.65    $    551,308        40.05%      $      4,177    $      21.93
MANAGEMENT                        $          0    $          -    $          0         0.00%      $          0    $          -
FRANCHISE FEES                    $        782    $       4.37    $     95,946         6.97%      $        727    $       3.82
FIXED EXPENSE
INSURANCE                         $        108    $       0.60    $     17,007         1.24%      $        129    $       0.68
REAL ESTATE TAX                   $        800    $       4.47    $    108,667         7.89%      $        823    $       4.32
LEASE / RENT                      $          0    $          -    $          0         0.00%      $          0    $          -
RESERVES                          $          0    $          -    $          0         0.00%      $          0    $          -
TOTAL FIXED EXPENSE               $        908    $       5.08    $    125,674         9.13%      $        952    $       5.00
TOTAL EXPENSE                     $      9,003    $      50.35    $  1,259,164        91.48%      $      9,539    $      50.09
NET OPERATING INCOME              $      1,510    $       8.44    $    117,287         8.52%      $        889    $       4.67

ROOMS SOLD                                                              25,140
OCCUPANCY                                                                 52.2%
AVERAGE DAILY RATE                                                $      52.66
AVE F&B PER OCCUPIED ROOM                                         $       0.00

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

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                          TRENDS IN THE HOTEL INDUSTRY
                        SUMMARY OF LIMITED SERVICE HOTELS

LIMITED SERVICE HOTELS
RATIOS TO REVENUES AND DOLLARS PER AVAILABLE ROOM

                                            ALL LIMITED-    AVERAGE FOR TOP
                                           SERVICE HOTELS        25%*         NORTH CENTRAL   75 TO 150 ROOMS  $50.00 TO $70.00
                                           ------------------------------------------------------------------------------------
                                             %     $ PAR      %     $ PAR      %     $ PAR      %     $ PAR      %      $ PAR
REVENUES:
Rooms                                       96.2  $ 14,497   95.9  $ 20,286   95.5  $ 12,344   96.3  $ 14,464   96.0   $ 13,039
Telecommunications                           1.7       257    1.8       387    1.6       200    1.7       261    1.7        229
Other Operated Departments                   1.3       200    1.4       304    2.5       317    1.3       190    1.4        190
Rentals and Other Income                     0.8       113    0.8       171    0.5        60    0.7       111    0.9        127
                                           ------------------------------------------------------------------------------------

  Total Revenues                           100.0  $ 15,068  100.0  $ 21,147  100.0  $ 12,921  100.0  $ 15,027  100.0   $ 13,585

DEPARTMENTAL COSTS AND EXPENSES:
Rooms                                       25.0  $  3,761   20.8  $  4,396   27.0  $  3,493   25.6  $  3,846   25.8   $  3,506
Telecommunications                           1.5       218    1.1       225    1.6       200    1.5       221    1.6        216
Other Operated Departments                   0.4        64    0.5        95    0.4        57    0.4        66    0.3         42
                                           ------------------------------------------------------------------------------------

  Total Costs and Expenses                  26.8  $  4,042   22.3  $  4,717   29.0  $  3,749   27.5  $  4,133   27.7   $  3,763
                                           ------------------------------------------------------------------------------------

Total Operated Departmental Income          73.2  $ 11,026   77.7  $ 16,431   71.0  $  9,172   72.5  $ 10,893   72.3   $  9,822

UNDISTRIBUTED OPERATING EXPENSES:
Administrative and General                   9.2  $  1,388    7.6  $  1,608   10.3  $  1,325    9.3  $  1,394    9.5   $  1,291
Franchise Fees - including Marketing Fees    5.0       760    5.2     1,089    4.3       551    5.4       808    4.6        623
Marketing                                    2.5       374    2.0       420    3.0       392    2.4       366    2.7        371
Property Operation and Maintenance           5.3       802    4.1       870    6.1       782    5.5       832    5.3        718
Utility Costs                                5.1       774    4.1       861    5.4       692    5.1       767    5.5        741
Other Unallocated Operated Departments         -         -      -         -      -         -      -         -      -          -
                                           ------------------------------------------------------------------------------------

  Total Undistributed Expenses              27.2  $  4,097   22.9  $  4,848   29.0  $  3,743   27.7  $  4,167   27.6   $  3,745
                                           ------------------------------------------------------------------------------------

Income before Fixed Charges                 46.0  $  6,929   54.8  $ 11,583   42.0  $  5,429   44.8  $  6,726   44.7   $  6,077

MNGMT FEES, PROPERTY TAXES, AND INSUR:
Management Fees                              2.9  $    442    3.1  $    658    2.1  $    271    2.9  $    435    2.5   $    342
Property Taxes and Other Municipal Charges   4.6       698    3.7       783    6.2       797    4.8       723    4.8        655

Insurance                                    1.1       163    0.8       170    1.3       172    1.1       168    1.2        156
                                           ------------------------------------------------------------------------------------

  Total Management Fees, Property Taxes,
    and Insurance                            8.6  $  1,302    7.6  $  1,611    9.6  $  1,240    8.8  $  1,327    8.5   $  1,153
                                           ------------------------------------------------------------------------------------
Income before Other Fixed Charges           37.3  $  5,626   47.2  $  9,971   32.4  $  4,189   35.9  $  5,399   36.3   $  4,924
                                           ------------------------------------------------------------------------------------

         Source: Trends 2002

[IRR LOGO]                                                               PAGE 73

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                                 THE HOST STUDY

                             LIMITED SERVICE HOTELS

                                                EAST NORTH CENTRAL               ECONOMY                    OVER 125 ROOMS
                                            ------------------------------------------------------------------------------------
                                              %      $ POR      $ PAR      %      $ POR     $ PAR        %     $ POR      $ PAR
--------------------------------------------------------------------------------------------------------------------------------
REVENUE
 Rooms                                       95.9%  $ 74.39   $ 16,811    96.7%  $ 54.70   $ 12,199    94.9%  $ 81.98   $ 19,351
 Food                                           0%  $     0   $      0       0%  $     0   $      0       0%  $     0   $      0
 Beverage                                       0%  $     0   $      0       0%  $     0   $      0       0%  $     0   $      0
 Other Food & Beverage                          0%  $     0   $      0       0%  $     0   $      0       0%  $     0   $      0
 Telecommunications                           1.5%  $  1.14   $    259     1.2%  $   .67   $    149     1.5%  $  1.26   $    297
 Other Operated Departments                   1.6%  $  1.22   $    275      .7%  $   .38   $     86     2.1%  $  1.81   $    426
 Rentals & Other Income                         1%  $   .78   $    175     1.4%  $   .81   $    180     1.5%  $  1.33   $    315
 Cancellation Fee                               0%  $   .02   $      4      .0%  $     0   $      0      .0%  $     0   $      0
 TOTAL REVENUES                             100.0%  $ 77.55   $ 17,524   100.0%  $ 56.56   $ 12,614   100.0%  $ 86.38   $ 20,390
--------------------------------------------------------------------------------------------------------------------------------
DEPARTMENTAL EXPENSES
 Rooms                                       26.4%  $ 19.67   $  4,444    27.5%  $ 15.06   $  3,359    24.2%  $ 19.83   $  4,681
 Food & Beverage                                0%  $     0   $      0       0%  $     0   $      0       0%  $     0   $      0
 Telecommunications                          87.6%  $     1   $    227   143.2%  $   .96   $    213      79%  $   .99   $    234
 Other Operated Departments                   1.7%  $  1.32   $    298      .4%  $   .23   $     52     2.7%  $  2.28   $    539
 TOTAL EXPENSES                              28.4%  $ 21.99   $  4,969    28.7%  $ 16.25   $  3,624    26.7%  $ 23.10   $  5,454
--------------------------------------------------------------------------------------------------------------------------------
TOTAL DEPARTMENTAL PROFIT                    71.6%  $ 55.56   $ 12,555    71.3%  $ 40.31   $  8,990    73.3%  $ 63.28   $ 14,936
--------------------------------------------------------------------------------------------------------------------------------
UNDISTRIBUTED OPERATING EXPENSES
 Administrative & General                     9.8%  $  7.62   $  1,721     9.9%  $  5.62   $  1,254     8.7%  $  7.54   $  1,780
 Marketing                                    5.7%  $  4.40   $    994     4.4%  $  2.51   $    560     6.2%  $  5.38   $  1,269
 Utility Costs                                4.6%  $  3.54   $    800     5.9%  $  3.36   $    749     4.6%  $  3.93   $    928
 Property Operating & Maintenance               6%  $  4.65   $  1,051     6.2%  $  3.49   $    778     5.3%  $  4.54   $  1,071
--------------------------------------------------------------------------------------------------------------------------------
 TOTAL UNDISTRIBUTED OPERATING EXPENSES      26.1%  $ 20.21   $  4,566    26.5%  $ 14.98   $  3,341    24.8%  $ 21.39   $  5,048

 GROSS OPERATING PROFIT                      45.5%  $ 35.35   $  7,989    44.8%  $ 25.33   $  5,649    48.5%  $ 41.89   $  9,888

   Franchise Fees (Royalty)                   2.6%  $  2.05   $    463     2.7%  $  1.51   $    336     2.5%  $  2.16   $    510
   Management Fees                            2.9%  $  2.25   $    508     2.6%  $  1.49   $    332     3.3%  $  2.85   $    673

--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE FIXED CHARGES                    40%  $ 31.05   $  7,018    39.5%  $ 22.33   $  4,981    42.7%  $ 36.88   $  8,705
--------------------------------------------------------------------------------------------------------------------------------

SELECTED FIXED CHARGES
 Property Taxes                               5.7%  $  4.42   $    999     5.6%  $  3.15   $    702     4.2%  $  3.63   $    857
 Insurance                                     .9%  $   .68   $    153     1.6%  $   .89   $    199     1.1%  $   .95   $    225
 Reserve for Capital Replacement              3.2%  $  2.46   $    555     2.9%  $  1.61   $    360     2.2%  $  1.90   $    449
--------------------------------------------------------------------------------------------------------------------------------
AMOUNT AVAILABLE FOR DEBT SERVICE & OTHER
FIXED CHARGES *                              30.2%  $ 23.49   $  5,311    29.4%  $ 16.68   $  3,720    35.2%  $ 30.40   $  7,174
================================================================================================================================
OCCUPANCY                                              61.8%                        61.4%                        62.5%
--------------------------------------------------------------------------------------------------------------------------------
ROOMS                                                   116                          125                          215
--------------------------------------------------------------------------------------------------------------------------------
AVERAGE RATE                                        $ 74.39                      $ 54.70                      $106.08
================================================================================================================================

Source: Host Report 2002

* Average based on total groups, although not all establishments reported data.

** Income before deducting Depreciation, Rent, Interest,
   Amortization, and Income Taxes.

[IRR LOGO]                                                               PAGE 74

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     REVENUES

     ROOMS REVENUE

          Room revenue was projected at the beginning of this section at $1,449,736. This is supported by a detailed penetration and yield study within the Market Analysis section.

     TELEPHONE INCOME

          Telephone revenue historically has ranged from $117 to $264 per available room. This is equivalent to annual revenue of $34,863 to $15,425. This is also equivalent to $0.61 to $1.23 per occupied room. Telephone revenue is declining due to cellular usage. Host indicates a per occupied room revenue for telecommunications at $0.67 to $1.26. We have estimated total telephone revenue at $17,000, or $0.60 per occupied room.

     OTHER INCOME

          Other revenue includes guest laundry, vending revenue, amusement park, valet, game room, etc. Total other revenue ranged from $282 to $543 per available room, or 2.7% to 4% of total revenue. We have projected stabilized other revenue at $42,500 or $1.50 per occupied room.

     DEPARTMENTAL EXPENSES

     ROOMS EXPENSE

          Room's expense includes wages for front desk and housekeeping personnel, payroll taxes, guest supplies, cleaning supplies and laundry, linens, and miscellaneous expenses. All food and liquor costs are included as well.

                                  ROOMS EXPENSE

                               SUBJECT HISTORY                HOST                PKF            SUBJECT
                                 2000/01/02               LO        HI        LO       HI     STABILIZED YR
                             ------------------------------------------------------------------------------
RATIO TO DEPT. REVENUE       33.2%/31.7%/34.4%            24.2%     27.5%     NA       NA          30%
$ PER OCCUPIED RM            $19.77/$17.90/$18.12       $15.06    $19.83      NA       NA
$ PER AVAIL ROOM/YR          $4,239/$3,200/$3,451       $3,359    $4,681    $3,493   $4,396

          In this analysis we have concluded to 30% or $15.30 per occupied room.

     TELEPHONE EXPENSE

          Telephone expense includes local and long distance calls and line charges.

                                TELEPHONE EXPENSE

                                SUBJECT HISTORY               HOST                PKF            SUBJECT
                                  2000/01/02              LO        HI        LO       HI     STABILIZED YR
                             ------------------------------------------------------------------------------
RATIO TO DEPT. REVENUE       86.3%/181.4%/198.8%            79%    143.2%     NA       NA          185%
$ PER OCCUPIED RM            $1.06/$1.36/$1.22          $ 0.96    $ 1.00      NA       NA
$ PER AVAIL ROOM/YR          $228/$243/$232             $  213    $  234    $  200   $  225

[IRR LOGO]                                                               PAGE 75

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

          In this analysis we have utilized 185% of telephone revenue.

     OTHER EXPENSE

          No other expenses have been utilized.

     ENERGY COSTS

          Energy costs include all heat, light and power costs.

                                 ENERGY EXPENSE

                                SUBJECT HISTORY               HOST                PKF            SUBJECT
                                  2000/01/02              LO        HI        LO       HI     STABILIZED YR
                             ------------------------------------------------------------------------------
RATIO TO DEPT. REVENUE       7.8%/11.5%/11.8%              4.6%      5.9%     4.1%    5.5%         8%
$ PER OCCUPIED RM            $4.93/$6.77/$6.47          $ 3.36    $ 3.93      NA      NA
$ PER AVAIL ROOM/YR          $1,058/$1,211/$1,233       $  749    $  928    $ 692    $861

          We assume implementation of an energy management policy. We have concluded to 8% energy expense in this analysis.

     MARKETING

          Marketing expenses include sales salaries, office expense, postage, advertising, brochures and sales travel. .

                                MARKETING EXPENSE

                                SUBJECT HISTORY               HOST                PKF        SUBJECT STABILIZED
                                  2000/01/02              LO        HI        LO       HI           YR
                             ----------------------------------------------------------------------------------
RATIO TO DEPT. REVENUE       4.1%/4.7%/5.7%                4.4%      6.2%       2%       3%         5%
$ PER OCCUPIED RM            $4.93/$6.77/$6.47          $ 2.51    $ 5.38      NA       NA
$ PER AVAIL ROOM/YR          $1,058/$1,211/$1,233       $  560    $1,269     $366     $420

          This expense category typically includes national franchise marketing fees. The Comfort fees are 2.1%. We have concluded to 5% marketing expense in this analysis.

     FRANCHISE FEES

          The subject is a Comfort Inn. Maintenance of the affiliation is crucial to continued operation at the projected performance. Comfort franchise fees are 5.25% of room's revenue. This is equivalent to approximately 5% of total revenue. Comparable franchise fees for hotels published in Hotel Motel Management are summarized as follows.

[IRR LOGO]                                                               PAGE 76

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

          Franchise Fees Chart

[IRR LOGO]                                                               PAGE 77

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     REPAIR AND MAINTENANCE

          Repair and maintenance expenses include building maintenance and repair, parking lot maintenance, lawn care, landscaping, minor room repair and maintenance costs.

                         REPAIR AND MAINTENANCE EXPENSE

                              SUBJECT HISTORY                 HOST                PKF            SUBJECT
                                2000/01/02                LO        HI        LO        HI    STABILIZED YR
                             ------------------------------------------------------------------------------
RATIO TO DEPT. REVENUE       6.9%/8.3%/10%                5.3%       6.2%     4.1%     6.1%        7%
$ PER OCCUPIED RM            $4.38/$4.86/$5.51          $3.49     $ 4.65       NA      NA
$ PER AVAIL ROOM/YR          $940/$870/$1,049           $ 778     $1,071     $718     $870

          In this analysis we have concluded to 7% of total revenue as a stabilized maintenance expense.

     ADMINISTRATIVE AND GENERAL

          Administrative and general expenses include the general manager and administrative salaries, office expenses, supplies, credit card fees, accounting, bookkeeping, computer expense and systems, bank charges, professional fees, etc.

                       ADMINISTRATIVE AND GENERAL EXPENSE

                               SUBJECT HISTORY                HOST                PKF            SUBJECT
                                 2000/01/02               LO        HI        LO       HI     STABILIZED YR
                             ------------------------------------------------------------------------------
RATIO TO DEPT. REVENUE       12.6%/12.3%/12.5%             8.7%      9.9%      7.6%    10.3%      10.5%
$ PER OCCUPIED RM            $7.98/$7.25/$6.85          $ 5.62    $ 7.62       NA      NA
$ PER AVAIL ROOM/YR          $1,712/$1,295/$1,305       $1,254    $1,780    $1,291   $1,608

          Administrative and general expense of 10.5% is projected in this analysis.

     MANAGEMENT

          PKF and Host indicate 2.1% to 23.3% of total revenue. Competing management companies often charge an incentive management fee in addition to a base. Total fees of between 2% and 5% are customary. The following table cites management fee and reserve requirements.

[IRR LOGO]                                                               PAGE 78

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                            RESERVES FOR REPLACEMENT
                               AND MANAGEMENT FEES
                              (% OF TOTAL REVENUE)
                               THIRD QUARTER 2002

                                 RESERVES FOR                  MANAGEMENT
LODGING SEGMENT                  REPLACEMENT                      FEES
--------------------------------------------------------------------------
FULL - SERVICE
RANGE                            3.00%-8.00%                   1.00%-4.00%
AVERAGE                             4.39%                         2.81%
--------------------------------------------------------------------------
ECONOMY/LIMITED SERVICE
RANGE                            3.00%-5.00%                   2.00%-5.00%
AVERAGE                             4.38%                         3.56%
--------------------------------------------------------------------------
LUXURY
RANGE                            3.00%-7.00%                   1.00%-5.00%
AVERAGE                             4.32%                         2.77%
--------------------------------------------------------------------------
EXTENDED STAY
RANGE                            3.00%-5.00%                   2.00%-5.00%
AVERAGE                             4.33%                         3.39%
--------------------------------------------------------------------------

Source: PWC 3rd Qtr 2002

          We have concluded to a management fee of 3%.

     INSURANCE

                                INSURANCE EXPENSE

                              SUBJECT HISTORY                 HOST                PKF            SUBJECT
                                 2000/01/02              LO         HI       LO        HI     STABILIZED YR
                             ------------------------------------------------------------------------------
RATIO TO DEPT. REVENUE       0.86%/1%/1.2%               0.9%       1.6%     0.8%      1.3%         1%
$ PER OCCUPIED RM            $0.54/$0.60/$0.68          $.68       $.95       NA       NA
$ PER AVAIL ROOM/YR          $116/$108/$129             $153       $225     $156      $172

          In this analysis we have projected stabilized insurance expense at 1%.

     REAL ESTATE TAXES

          Real and personal property taxes were discussed in the Site Description section. We have estimated taxes at $67,103.

     RESERVES

          A 4% reserve for replacement is included in our analysis to account for long term replacement of items such as paving, carpeting, furniture, fixtures and equipment. FF&E appears to be in good condition. HVAC systems are in working order. A 4% reserve account is based on current market conditions. Discussions with buyers

[IRR LOGO]                                                               PAGE 79

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

          regarding their parameters indicate reserves at predominantly 4%. A recent study published by the International Society of Hotel Consultants suggests that reserves are required at a significantly higher percentage of revenue. However until the marketplace recognizes this as a deduction from NOI and adjusts corresponding purchase parameters a 4% reserve is utilized. The following is a summary of the pro forma operating expenses anticipated for the coming year on a stabilized basis.

                                   COMFORT INN
                        PROFORMA INCOME EXPENSE STATEMENT

       DESCRIPTION                                     TOTAL       % SALES        $ / RM.        POR
-------------------------                           ----------     -------        -------     ---------
INCOME:
ROOMS                                132            $1,449,736       96.06%       $10,983     $   51.00
FOOD & BEVERAGE                                     $        0        0.00%       $     0     $       -
TELEPHONE                                           $   17,000        1.13%       $   129     $    0.60
OTHER                                               $   42,500        2.82%       $   322     $    1.50
TOTAL REVENUE                                       $1,509,236      100.00%       $11,434     $   53.09

EXPENSE:
OPERATED DEPT.
ROOMS                                               $  434,921       30.00%       $ 3,295     $   15.30
FOOD & BEVERAGE                                     $        0        0.00%       $     0     $       -
TELEPHONE                                           $   31,450      185.00%       $   238     $    1.11
OTHER OPERATED DEPT.                                $        0        0.00%       $     0     $       -
TOTAL OPER. DEPT. EXPENSE                           $  466,371       30.90%       $ 3,533     $   16.41

UNDISTRIBUTED EXPENSE
ENERGY                                              $  120,739        8.00%       $   915     $    4.25
MARKETING                                           $   75,462        5.00%       $   572     $    2.65
FRANCHISE FEES                                      $   75,462        5.00%       $   572     $    2.65
REPAIR & MAINTENANCE                                $  105,647        7.00%       $   800     $    3.72
ADMIN. & GENERAL                                    $  158,470       10.50%       $ 1,201     $    5.57
TOTAL UNDISTRIBUTED EXP.                            $  535,779       35.50%       $ 4,059     $   18.85

MANAGEMENT                                          $   45,277        3.00%       $   343     $    1.59

FIXED EXPENSE
INSURANCE                                           $   15,092        1.00%       $   114     $    0.53
TAXES                                               $   67,103        4.45%       $   508     $    2.36
OTHER                                               $        0        0.00%       $     0     $       -
RESERVES                                            $   60,369        4.00%       $   457     $    2.12
TOTAL FIXED EXPENSE                                 $  142,565        9.45%       $ 1,080     $    5.02

TOTAL EXPENSE                                       $1,189,991       78.85%       $ 9,015     $   41.86

NET OPERATING INCOME                                $  319,245       21.15%       $ 2,419     $   11.23

ROOMS SOLD                                              28,426
OCCUPANCY                                                59.00%
AVERAGE DAILY RATE                                  $    51.00
AVE F&B POR                                         $     0.00

[IRR LOGO]                                                               PAGE 80

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     CAPITALIZATION RATE ANALYSIS

          There are two forms of capitalization, which can be utilized to process income into value. These are direct and yield capitalization techniques. In direct capitalization a stabilized net operating income can be processed into value by utilization of an overall rate. This process requires the projection of stabilized net operating income. Direct capitalization is the most fundamental approach and accounts for market conditions as they are anticipated in the near future.

          In yield capitalization factors can be accounted for such as demand growth, changes in average daily rate, operating expense changes, start up of new or renovated projects, etc. The subject is stabilized. We assume renovations are completed, allowing the subject to maintain its market share. A discounted cash flow is not processed in this analysis.

     DIRECT CAPITALIZATION

          Direct capitalization involves the processing of a stabilized year net operating income into value. This relationship is best derived from recent sales of comparable properties. Overall rates of capitalization are determined by dividing net operating income into the sale price. This relationship is applied to the subject net operating income calculated above. As a crosscheck to market derived overall rates we have utilized a band of investment technique. This analysis utilizes typical mortgage variables available today as well as equity returns in the marketplace.

          Historical indications of overall rates from the Market Approach are presented as follows:

SALE #                 DATE                OAR
-----------------------------------------------
Sale 1                5/2002              11.7%
Sale 2                5/2001              11.7%
Sale 3                3/2003              11.6%
Sale 4                1/2003              12.1%
Sale 5                5/2002              12.2%
Sale 6                5/2002              12.0%

          Comparable sale indicates an overall rate of 11.7%. Given the quality, quantity and durability of the income, a capitalization rate of say 11.75% appears appropriate.

     BAND OF INVESTMENT TECHNIQUE

          Mortgage financing in this analysis assumes the investor/buyer seeks the best available loan in order to maximize leverage. We have had discussions with brokers, operators and owners indicating that motel loan criteria have become quite restrictive. It should be noted that many lenders are very cautious regarding hotel property due to fears of oversupply from significant construction of hotel projects. This has resulted in lower loan to value and higher debt coverage ratio requirements.

[IRR LOGO]                                                               PAGE 81

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     Realtyrates.com, in their second quarter 2003 survey indicate lodging interest rates at 5.83% to 16.58% with an average of 8.01%. Spreads over 10 year treasuries are 1.49% to 12.24%, with an average of 3.67% shown as follows.

               RealtyRates.com INVESTOR SURVEY - 2nd Quarter 2003
                               PERMANENT FINANCING

                                           HEALTH                        RV/CAMP
                                           SENIOR                        MFG HSG                                  SELF    SPECIAL
                         APT.     GOLF     HOUSING     IND.   LODGING    MH PARK   OFFICE  RESTAURANT  RETAIL    STORAGE  PURPOSE
                       ----------------------------------------------------------------------------------------------------------
Spread Over Base*
 Minimim                1.25%     2.17%     1.40%     1.44%     1.49%     1.30%     1.40%     2.25%     1.40%     1.49%     2.25%
 Maximum                3.95%     6.00%     4.50%     4.55%    12.24%     4.30%     4.80%     7.60%     4.55%     4.80%    10.04%
 Average                2.11%     3.41%     2.67%     2.37%     3.67%     2.24%     2.60%     4.06%     2.49%     3.58%     4.25%

Interest Rate
 Minimim                5.59%     6.51%     5.74%     5.78%     5.83%     5.64%     5.74%     6.59%     5.74%    10.08%     6.59%
 Maximum                8.29%    10.34%     8.84%     8.89%    16.58%     8.64%     9.14%    11.94%     8.89%     8.89%    14.38%
 Average                6.45%     7.75%     7.01%     6.71%     8.01%     6.58%     6.94%     8.40%     6.83%     6.83%     8.59%

Debt Coverage Ratio
 Minimim                1.15      1.25      1.10      1.20      1.30      1.20      1.20      1.30      1.20      1.20      1.25
 Maximum                1.85      1.80      2.00      1.80      2.10      1.80      1.80      2.10      1.80      2.30      2.40
 Average                1.51      1.50      1.54      1.40      1.64      1.42      1.50      1.61      1.39      1.52      1.70

Loan-to-Value Ratio
 Minimim                  50%       50%       50%       50%       50%       60%       50%       50%       50%       80%       50%
 Maximum                  85%       80%       95%       80%       80%       80%       80%       75%       80%       50%       80%
 Average                  74%       66%       72%       72%       67%       73%       68%       66%       72%       69%       67%

Amortization [Yrs.]
 Minimim                  20        15        20        20        15        20        20        15        20        20        15
 Maximum                  35        30        35        30        30        30        30        25        30        30        30
 Average                  27        21        25        26        23        26        28        19        27        28        21

Term [Yrs.]
 Minimim                   3         5         3         3         5         5         3         3         3         3         3
 Maximum                  40        30        25        30        30        30        30        15        10        10        20
 Average               21.50      9.25     13.75     11.67      8.00      9.25      8.00      7.50      6.25      6.25      8.00

* 10-YEAR TREASURY

Copyright 2003 RealtyRates.com

Source: Realtyrates.com Investor Survey, 2nd Qtr. 2003

     Based on discussions with hotel lending professionals, mortgage rate spreads for hotel properties comparable to the subject generally fall in the range of 300 to 450 basis points over the corresponding 7 to 10 year treasuries.

     A Treasury bill rate of 3.31% is applicable as of June 20, 2003. A 400 basis point spread would indicate an interest rate of 7.31%, rounded 7.3%. A mortgage constant based on 20 year amortization period is .0952.

     EQUITY RETURN

     A Band of Investment analysis will be completed to determine an appropriate overall rate incorporating the above mortgage variables. The Band of Investment analysis includes consideration of both debt and equity capital.

[IRR LOGO]                                                               PAGE 82

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     Current equity requirements for existing stabilized hospitality property range from approximately 11% to 12% on the low end to a high of approximately 18% to 20%. Obviously the lower equity requirements would be for stabilized properties at excellent operating levels in good condition and excellent locations. The upper range requirements would be for more poorly operating properties, older properties, poorly located properties or those requiring some level of renovation. In our opinion, an equity dividend rate for the subject property considering stabilized operation of 16% appears realistic. The Band of Investment technique is calculated as follows.

                          BAND OF INVESTMENT TECHNIQUE

POSITION                PERCENTAGE       X RATE       = PRODUCT
--------                ----------       ------       ---------
Mortgage                   .6%           .0945        .0567
Equity                     .4%           .16          .064
                           Total                      .1232
                                                   Say 12.1%

     NATIONAL STUDIES

     Several organizations maintain data on investor requirements for rate of return on various property types. Some include hotel as a classification. Following are investment criteria for hotel properties.

TABLE 5
2002 CAP RATE RANKS

2002                                      2002      2002 HIGH       2002
RANK                PROPERTY TYPE        LOW (%)       (%)         AVG. (%)
---------------------------------------------------------------------------
 1               Suburban Multi Family     7.0%       10.0%          8.6%
 2               Urban Multi Family        7.0%       10.5%          8.6%
 3               Regional Mall             7.0%        9.8%          8.7%
 4               Community Mall            8.0%       10.0%          9.3%
 5               CBD Office                8.0%       10.8%          9.4%
 6               Bulk                      8.3%       11.5%          9.4%
 7               Neighborhood Strip        8.5%       10.5%          9.5%
 8               Suburban Office           8.8%       10.5%          9.5%
 9               Office/Warehouse          8.5%       10.5%          9.5%
 10              Manufacturing             8.5%       12.0%          9.7%
 11              R&D                       8.8%       11.0%          9.8%
 12              CBD Lodging               9.5%       12.5%         11.0%
 13              Suburban Lodging         10.0%       13.0%         11.3%
 14              Airport Lodging           9.5%       13.0%         11.3%

TABLE 7
2002 DISCOUNT RATE RANKS

2002                                      2002      2002 HIGH       2002
RANK                PROPERTY TYPE        LOW (%)       (%)         AVG. (%)
---------------------------------------------------------------------------
 1               Regional Mall             9.5%       12.0%         10.8%
 2               Suburban Multi Family     9.5%       12.0%         10.8%
 3               Urban Multi Family        9.5%       14.0%         10.9%
 4               Community Mall           10.0%       12.5%         11.2%
 5               CBD Office               10.5%       12.5%         11.3%
 6               Neighborhood Strip       10.0%       13.0%         11.3%
 7               Suburban Office          10.0%       13.0%         11.4%
 8               Bulk                     10.0%       14.0%         11.4%
 9               Office/Warehouse         10.0%       13.0%         11.4%
 10              Manufacturing            10.0%       14.0%         11.7%
 11              R&D                      10.0%       13.0%         11.7%
 12              CBD Lodging              11.0%       15.0%         13.1%
 13              Suburban Lodging         11.5%       15.5%         13.3%
 14              Airport Lodging          12.0%       15.0%         13.4%

[IRR LOGO]                                                               PAGE 83

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                      RERC REAL ESTATE REPORT - SPRING 2003

                                                       HOTEL
                                          LOW                       HIGH
-------------------------------------------------------------------------
PRE-TAX YIELD (IRR) (%)
Range**                                   13.0%                     14.5%
AVERAGE                                                13.7%
------------------------------------------------------------------------
GOING IN CAP RATE (%)
Range**                                   10.8%                     11.5%
AVERAGE                                                11.0%
------------------------------------------------------------------------
TERMINAL CAP RATE (%)
Range**                                   11.5%                     12.0%
AVERAGE                                                11.6%
------------------------------------------------------------------------
RENTAL GROWTH
Range**                                   -5.0%                      3.0%
AVERAGE                                                 0.3%
------------------------------------------------------------------------
EXPENSE GROWTH
Range**                                    3.0%                      3.2%
AVERAGE                                                 3.1%
------------------------------------------------------------------------

SOURCE: REAL ESTATE RESEARCH CORPORATION

PWc National Limited-Service Lodging Market - First Quarter 2003

                                              CURRENT          THIRD QUARTER
         KEY INDICATORS                       QUARTER              2003                YEAR AGO
-------------------------------------------------------------------------------------------------
Discount Rate (IRR)(a)

RANGE                                      12.00%-16.00%       12.00%-16.00%        12.00%-17.00%
AVERAGE                                        14.00%              13.93%               14.44%
CHANGE (Basis Points)                           --                   +7                  -44

Overall Cap Rate (OAR)(a)

RANGE                                      10.00%-14.00%       10.00%-14.00%        10.00%-14.00%
AVERAGE                                        12.06%              12.00%               12.00%
CHANGE (Basis Points)                           --                   +6                   +6

Residual Cap Rage

RANGE                                      10.50%-15.00%       10.50%-15.00%        10.50%-15.00%
AVERAGE                                        12.13%              12.06%               12.28%
CHANGE (Basis Points)                           --                   +7                  -15

Average Daily Rate Chg. Rate(a)

RANGE                                       0.00%-8.00%          0.00%-8.00%         -2.00%-8.00%
AVERAGE                                        1.78%                1.91%               1.31%
CHANGE (Basis Points)                                                -13                 +47

Operating Expense Chg. Rate(a)

RANGE                                       2.00%-4.00%          2.00%-4.00%         2.00%-4.00%
AVERAGE                                        2.96%                2.96%               2.97%
CHANGE (Basis Points)                           --                    0                   -1

Average Marketing Time (in months)

RANGE                                       3.00%-12.00%        3.00%-12.00%         4.00%-12.00%
AVERAGE                                        8.57%                8.57%               8.38%
CHANGE (Basis Points)                           --                    0                 +2.27

(a) Rate on unleveraged, all-cash transactions (b) Initial rate of change

SOURCE: THE KORPACZ REAL ESTATE INVESTOR SURVEY, 1ST QRT 2003

[IRR LOGO]                                                               PAGE 84

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

               RealtyRates.com INVESTOR SURVEY - 2nd Quarter 2003
                      LODGING FACILITIES - LIMITED SERVICE

           ITEM                      INPUT                                                                                    OAR
----------------------------------------------------------------------------------------------------------------------------------
MINIMUM
Spread Over 10-Year Treasury           1.69%            DCR TECHNIQUE                   1.55      0.086180        0.65        8.68
Debt Coverage Ratio                    1.55             BAND OF INVESTMENT TECHNIQUE
Interest Rate                          6.03%            Mortgage                          65%     0.086180    0.056017
Amortization                             20             Equity                            35%     0.099500    0.034825
Mortgage Constant                  0.086180             OAR                                                                   9.08
Loan-to-Value Ratio                      65%            SURVEYED RATES                                                        9.27
Equity Dividend Rate                   9.95%
MAXIMUM
Spread Over 10-Year Treasury          12.24%            DCR TECHNIQUE                   2.10      0.181120        0.50       19.02
Debt Coverage Ratio                    2.10             BAND OF INVESTMENT TECHNIQUE
Interest Rate                         16.58%            Mortgage                          50%     0.181120    0.090560
Amortization                             15             Equity                            50%     0.200000    0.100000
Mortgage Constant                  0.181120             OAR                                                                  19.06
Loan-to-Value Ratio                      50%            SURVEYED RATES                                                       19.44
Equity Dividend Rate                  20.00%
AVERAGE
Spread Over 10-Year Treasury          6.97%            DCR TECHNIQUE                   1.63      0.131389        0.58       12.31
Debt Coverage Ratio                    1.63             BAND OF INVESTMENT TECHNIQUE
Interest Rate                         11.31%            Mortgage                          58%     0.131389    0.075549
Amortization                             18             Equity                            43%     0.144725    0.061508
Mortgage Constant                  0.131389             OAR                                                                  13.71
Loan-to-Value Ratio                      58%            SURVEYED RATES                                                       13.69
Equity Dividend Rate                  14.47%

Copyright 2003 RealtyRates.com

SOURCE: REALTYRATES.COM INVESTOR SURVEY 2ND QTR 2003

SURVEY RANGES (OVERALL CAPITALIZATION RATES)

STUDY                                 RATE RANGE                AVERAGE
-----------------------------------------------------------------------
Integra Realty Resources(1)             10% - 13%                 11.3%
RERC(2)                               10.8% - 11.5%               11.0%
PWc(3)                                  10% - 14%                   12%
Realty Rates(3)                       9.27% - 19.44%             13.69%

(1) Suburban

(2) All hotel types

(3) For Ltd. service hotel product only

[IRR LOGO]                                                               PAGE 85

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     OVERALL RATE CONCLUSION

          The applicable techniques used to estimate overall rates indicate a range of 11% to 13.7% as reasonable. In the final analysis, the quality, quantity, and durability of the subject's income must be considered when calculating an appropriate overall rate. The subject property should compete effectively, given its condition, location and affiliation. Our direct capitalization assumes that any needed renovations are complete and the subject is stabilized.

          The net income estimate includes full expenses with management and reserves. Therefore, the NOI projection appears reasonable. In our opinion, a mid capitalization rate of 12% appears appropriate.

          NET OPERATING INCOME  /  OVERALL RATE  =  VALUE INDICATION
          --------------------     ------------     ----------------
               $319,245            .12                 $2,660,275

                                           Rounded     $2,700,000

[IRR LOGO]                                                               PAGE 86

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

RECONCILIATION

     Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.

          COST APPROACH                                      Not Developed
          SALES COMPARISON APPROACH                    $3,900,000 to $4,200,000
          INCOME CAPITALIZATION APPROACH                      $2,700,000

     COST APPROACH

          The cost approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject was constructed in 1989 and exhibits accrued depreciation. Purchasers of investment properties such as the subject do not typically rely upon the cost approach. Accordingly, this approach is not developed upon in this analysis.

     SALES COMPARISON APPROACH

          The sales comparison approach is most reliable in an active market when a number of similar properties have recently sold. In this case, an adequate number of sales were located. Due to shifting lodging trends given the recession and events of 2001, this approach may be considered less applicable than the Income Analysis. It does, however, provide a supportive conclusion.

     INCOME CAPITALIZATION APPROACH

          The income capitalization approach is often given primary reliance when evaluating investment properties. The value derived in the income capitalization approach is supported by a relatively large quantity of market data regarding room rates, occupancies, expenses and capitalization rates, and is considered to be consistent with market indications. An investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on the income capitalization approach. For these reasons, the income capitalization approach is given the greatest weight in this analysis.

     FINAL CONCLUSION OF VALUE

          The two indications from the income capitalization approach fall within a relatively narrow range, and the sales comparison approach is considered supportive of the indication from the income capitalization approach.

          Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the market value of the Fee Simple estate of the subject as a going concern, as of June 20, 2003 is:

[IRR LOGO]                                                               PAGE 87

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

                   TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS

                                  ($2,700,000).

          The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions:

          1. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

          2. The subject is currently operated as a Comfort Inn Hotel. This appraisal implicitly assumes a sale at which point Comfort Inn may prepare a Product Improvement Plan. Our analysis assumes continues, uninterrupted affiliation with Comfort Inn. Any repairs or requirements by Comfort Inn which are considered necessary upon the transfer are assumed complete under the As Stabilized Value above.

          The subject is an existing Comfort Inn hotel that was constructed in 1989. The property was evaluated on November 14, 2002 and received the following scores: Cleanliness 960/1000, Maintenance and Capital Improvement 963/1000, Administrative 950/1000 and received a passing score for Brand Identity.

          4. This report has been prepared for real estate tax consultation. Under Ohio law, property is to be appraised on a Fee Simple basis for real estate taxation. This report therefore does not consider the impact of any operating agreements, non cancelable management agreements, leases, liquidated damages, or other non Fee Simple agreements which may be in effect.

[IRR LOGO]                                                               PAGE 88

COMFORT INN AKRON WEST                                        VALUATION ANALYSIS

     SEGREGATION OF GOING CONCERN VALUE

     The value estimate reflects the going concern of the lodging operation, including the contributory value of: land; building improvements; furniture, fixtures and equipment (FF&E); and business value, the latter including intangibles. The contributory value of the personal property is estimated to be $300,000, while the remaining land, building and going concern have an estimated contributory value of $2,400,000.

     Business value exists based on three components: 1) franchise affiliation;
     2) management expertise and 3) service. In our analysis we projected 100% market penetration and continued affiliation with Comfort Inn. This suggests business or going concern value exists. Principles of Integra Realty Resources have authored an article published in the Appraisal Journal. This article indicates an appropriate allocation of business value at 15% to 25%. Stabilized occupancy reflects 11% to 20% of reservations driven by the affiliation, including central reservations and global distribution systems. Franchise costs approximate 9%, assuming 15% is ultimately resulting from affiliation, 6% of rooms revenue remains as business revenue. The Management contribution is less empirically quantifiable. At a 21% NOI ratio and 12% OAR, business value of $150,756 is indicated, rounded $151,000.

     We have allocated $151,000 of the subject's total going concern value as the business value allocation in this analysis. After deduction of FF&E and business value, the remainder is attributed to real estate including land and improvements. This allocation is summarized as follows.

FF&E                            $  300,000
Business Value                  $  151,000
Real Estate                     $2,249,000
                                ----------
TOTAL                           $2,700,000

     As Is Value is estimated by deducting the Product Improvement Plan necessary to retain Comfort Inn affiliation. These costs are unknown, as transfer PIP has not been completed. However, deferred maintenance items estimated in the Improvements Description at $100,000 are deducted for an indication of As Is Value, subject to PIP items. Indicated As Is Value is $2,600,000 as of June 20, 2003.

[IRR LOGO]                                                               PAGE 89

COMFORT INN AKRON WEST                                             CERTIFICATION

CERTIFICATION

     We certify that, to the best of our knowledge and belief:

     1.   The statements of fact contained in this report are true and correct.

     2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and is our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

     3. We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

     4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

     5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP).

     8. Eric E. Belfrage, MAI, CRE, ISHC has made a personal inspection of the property that is the subject of this report on June 20, 2003. Robin Lorms has not personally inspected the subject.

     9. John R. Dehner has provided research assistance to the person(s) signing this certification.

     10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

     11. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, and receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

     12. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

     13. We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

     14. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

[IRR LOGO]                                                               PAGE 90

COMFORT INN AKRON WEST                                             CERTIFICATION

     15. As of the date of this appraisal, Eric E. Belfrage, MAI, CRE, ISHC has and Robin M. Lorms, MAI, CRE has not completed the requirements of the continuing education program of the Appraisal Institute. Qualifications of the Appraiser(s) are in Addendum A.

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

[IRR LOGO]                                                               PAGE 91

COMFORT INN AKRON WEST                       ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

     In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:

     1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

     2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

     3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable. Furthermore, there is no asbestos in the property.

     4. The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

     5. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

     6. The information furnished by others is believed to be reliable, but no warranty is given for its accuracy.

     Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.

     1. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

     2. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

     3. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

     4. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

     5. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

     6. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

[IRR LOGO]                                                               PAGE 92

COMFORT INN AKRON WEST                       ASSUMPTIONS AND LIMITING CONDITIONS

     7. No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.

     8. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

     9. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

     10. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

     11. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

     12. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

     13. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

     14. No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

     15. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

     16. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

     17. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur;

[IRR LOGO]                                                               PAGE 93

COMFORT INN AKRON WEST                       ASSUMPTIONS AND LIMITING CONDITIONS

          therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

     18. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

     19. This appraisal report has been prepared for the exclusive benefit of Maureen Mastroieni of Murray Devine & Co. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

     20. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

     21. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

     The value conclusion is subject to the following Extraordinary Assumptions and Hypothetical Conditions:

     1. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

     2. The subject is currently operated as a Comfort Inn Hotel. This appraisal implicitly assumes a sale at which point Comfort Inn may prepare a Product Improvement Plan. Our analysis assumes continues, uninterrupted affiliation with Comfort Inn. Any repairs or requirements by Comfort Inn which are considered necessary upon the transfer are assumed complete under the As Stabilized Value above.

     3. The subject is an existing Comfort Inn hotel that was constructed in 1989. The property was evaluated on November 14, 2002 and received the following scores: Cleanliness 960/1000, Maintenance and Capital Improvement 963/1000, Administrative 950/1000 and received a passing score for Brand Identity. No Product Improvement Plan has reportedly been completed for a transfer of this asset. The definition of Market Value assumes a sale. A Product Improvement Plan will be conducted at the time of application for a franchise transfer. Integra Realty Resources

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COMFORT INN AKRON WEST                       ASSUMPTIONS AND LIMITING CONDITIONS

          has assumed continued affiliation with Comfort Inn. The stabilized value assumes that any PIP items are completed, along with any deferred maintenance revealed by due diligence inspections. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized Value. Our, report, and value indication is subject to all transfer requirements of the affiliation, including a Product Improvement Plan.

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                                   ADDENDUM A

                         QUALIFICATIONS OF APPRAISER(S)

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

                         PROFESSIONAL QUALIFICATIONS OF

                        ERIC E. BELFRAGE, MAI, CRE, ISHC

EXPERIENCE:        Managing Director for Integra Realty Resources, Columbus,
                   Ohio. Mr. Belfrage is also the National Director of IRR's
                   Hospitality Specialty Practice. He has been actively engaged in real estate valuation and consulting since the mid 1970's.
                   Background includes 25 years of independent fee appraisal.
                   Experience has largely focused on consulting, evaluating and appraising lodging property. Valuations have been performed on various properties including, but not limited to, neighborhood and community shopping centers, apartment complexes, single and multi-tenanted industrial buildings, low to high-rise office buildings, mixed use facilities and vacant land for various uses. Specialized real estate valued includes hotels, rehab facilities, and churches. Clients served include accountants, investment firms, law firms, and lenders, private and public agencies. Valuations have been performed for real estate tax, estates, financing, and equity participation and due diligence support. Market studies, feasibility studies, and valuations have been done on proposed, partially completed, renovated, and existing structures

PROFESSIONAL       DESIGNATED MEMBER: Appraisal Institute (MAI No. 7436)
ACTIVITIES:                           SRA Member
                                      Past Chapter President Cardinal Ohio AI
                                      chapter 2001

                   MEMBER: The International Society of Hospitality Consultants (ISHC Designation)

                   MEMBER:   The Counselors of Real Estate (CRE Designation)

                   MEMBER:   Columbus Board of Realtors (25 years)

                   MEMBER:   The National Association of Realtors (25 years)

                   ALLIED    The Ohio Hotel & Lodging Association

                   MEMBER:   (1998 Allied Member of the Year)

                   LICENSED: Ohio General Appraisal License No. 383767

                   LICENSED: Ohio Real Estate Salesperson

                   AUTHOR: "The Columbus Lodging Overview" (published annually) "Business Value Allocation in Lodging Valuation" (published in The Appraisal Journal - August 2001)

BOARD ACTIVITIES:  MEMBER:   Ohio Hotel & Lodging Association Board of Trustees

                   MEMBER:   First Team Basketball Camps Board of
                             Trustees

EDUCATION:         B.S. Degree, Business Administration, Franklin University,
                   Columbus, Ohio (1984). Successfully completed numerous real estate related courses & seminars sponsored by the Appraisal
                   Institute, accredited universities & others. Currently certified by the Appraisal Institute's voluntary program of continuing education for its designated members.

QUALIFIED BEFORE   Franklin County Court of Common Pleas, Columbus, Ohio
COURTS AND         United States Federal Bankruptcy Court, Columbus, Ohio
ADMINISTRATIVE     State of Ohio Board of Tax Appeals
BODIES             Franklin County Board of Revision

                         APPRAISER DISCLOSURE STATEMENT

            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)

1.  NAME OF APPRAISER: ERIC E. BELFRAGE

2.  Class of Certification/Licensure:  X  Certified General

                                      ___ Licensed Residential

                                      ___ Temporary ___ General ___ Licensed

Certification/Licensure Number: 383767

3. Scope: This report    X  Is within the scope of my Certification or License.

                            Is not within the scope of my Certification of License.

4. Service provided by:  X  Disinterested & Unbiased Third Party

                        ___ Interested & Biased Third Party

                            Interested Third Party on Contingent Fee Basis

5. Signature of person preparing and reporting the appraisal:

                               /s/ ERIC E. BELFRAGE
                               -------------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         PROFESSIONAL QUALIFICATIONS OF

                            ROBIN M. LORMS, MAI, CRE

EXPERIENCE:        Principal for Integra Lorms & Belfrage of Columbus, Ohio.
                   Actively engaged in real estate valuation and consulting experience includes investment decision making in regard to acquisitions, development, property management, leasing and value decisions for third party owners, as well as internal to existing but not limited to, neighborhood and community shopping centers, apartment complexes, single and multi-tenanted industrial buildings, low to high-rise office buildings, mixed use facilities and vacant land for different uses. Specialized real estate valued includes developers, regional mall, institutional facilities and churches. Clients served include accountants, investment firms, law firms, and lenders, private and public agencies. Valuations have been performed for real estate tax, estates, financing, equity participation and due diligence support. Valuations and market studies have been done on proposed, partially completed, renovated and existing structures.

PROFESSIONAL
ACTIVITIES:        Member:   Appraisal Institute
                   Member:   The Counselors of Real Estate
                   Member:   The International Council of Shopping Centers
                   Member:   The Columbus Board of Real Estate
                   Member:   Ohio Association of Realtors

                   Licensed: Ohio General Appraiser License No. 383772
                   Licensed: Ohio Real Estate Salesperson

EDUCATION:         B.A. Degree, Marquette University (1965). Successfully
                   completed numerous real estate related courses & seminars sponsored by the Appraisal Institute, accredited universities
                   & others.

QUALIFIED BEFORE   Franklin County Court of Common Pleas, Columbus, Ohio United
COURTS AND         States Federal Bankruptcy Court, Columbus, Ohio State of Ohio
ADMINISTRATIVE     Board of Tax Appeals Franklin County Board of Revision
BODIES

                         APPRAISER DISCLOSURE STATEMENT

            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)

1.  NAME OF APPRAISER: ROBIN M. LORMS

2.  Class of Certification/Licensure:  X  Certified General

                                      ___ Licensed Residential

                                      ___ Temporary ___ General ___ Licensed

Certification/Licensure Number: 383772

3. Scope: This report    X  Is within the scope of my Certification or License.

                            Is not within the scope of my Certification of License.

4. Service provided by:  X  Disinterested & Unbiased Third Party

                        ___ Interested & Biased Third Party

                            Interested Third Party on Contingent Fee Basis

5. Signature of person preparing and reporting the appraisal:

                               /s/ ROBIN M. LORMS
                               ---------------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         INTEGRA REALTY RESOURCES, INC.

                                CORPORATE PROFILE

Integra Realty Resources, Inc., is the largest property valuation and counseling firm in the United States, with 50 offices in 30 states. Integra was created for the purpose of combining the intimate knowledge of well-established local offices with the powerful resources and capabilities of a national company. Integra's local offices have an average of 20 years of service in the local market. A Managing Director leads each office, with an average of 25 years of local market valuation and counseling experience.

Integra Realty Resources, Inc., has 140 professionals who hold the Appraisal Institute's MAI designation, of which 26 are CRE members of The Counselors of Real Estate. In addition to having expertise in the standard commercial property types, the firm has an extensive track record in specialty property classes including regional malls, hotels, health care facilities, golf courses, and pipeline rights-of-way. Integra also has a wealth of experience in market and feasibility studies, property tax consulting, litigation support, and machinery and equipment and business valuation.

A listing of Integra's local offices and their Managing Directors follows:

ATLANTA, GA - J. Carl Schultz, Jr., MAI, SRA, CRE         MILWAUKEE, WI - SEAN REILLY, MAI
ATLANTIC COAST NJ - Anthony S. Graziano, MAI, CRE         MINNEAPOLIS, MN - ALAN P. LEIRNESS, MAI, CCIM
AUSTIN, TX - Randy A. Williams, MAI                       MORGANTOWN, WV - THOMAS A. MOTTA, MAI, CRE
BALTIMORE, MD - Patrick C. Kerr, MAI, SRA                 NAPLES, FL - JULIAN STOKES, MAI, CRE, CCIM
BOSTON, MA - DAVID L. CARY, MAI, SRA, CRE                 NASHVILLE, TN - R. PAUL PERUTELLI, MAI, SRA
CHARLOTTE, NC - FITZHUGH L. STOUT, MAI, CRE               NEW YORK, NY - RAYMOND T. CIRZ, MAI, CRE,
CHICAGO, IL - GARY K. DECLARK, MAI, CRE                      DOV E. GOLDMAN, MAI, CRE
CHICAGO, IL - J. Scott Patrick, MAI                       NORTHERN NJ - BARRY J. KRAUSER, MAI, CRE
CINCINNATI, OH - GARY S. WRIGHT, MAI, SRA                 ORANGE COUNTY, CA - LARRY WEBB, MAI
COLUMBIA, SC - MICHAEL B. DODDS, MAI, CCIM                ORLANDO, FL - GEORGE L. GOODMAN, MAI
COLUMBUS, OH - ERIC E. BELFRAGE, MAI, CRE, ISHC           PHILADELPHIA, PA - JOSEPH D. PASQUARELLA, MAI, CRE
DALLAS, TX - MARK R. LAMB, MAI, CPA                       PHOENIX, AZ - WALTER WINIUS, JR., MAI, CRE
DAYTON, OH - MARK L.MIDDLETON, MAI, SRA                   PITTSBURGH, PA - PAUL D. GRIFFITH, MAI
DENVER, CO - BRAD A. WEIMAN, MAI                          PORTLAND, OR - BRIAN A. GLANVILLE, MAI, CRE
DETROIT, MI - ANTHONY SANNA, MAI                          PROVIDENCE, RI - GERARD H. McDONOUGH, MAI
FORT MYERS, FL - WOODWARD S. HANSON, MAI, CRE, CCIM       RICHMOND, VA - ROBERT E. COLES, MAI, CRE
FORT WORTH, TX - DONALD J. SHERWOOD, MAI                  SACRAMENTO, CA - Scott Beebe, MAI
HARTFORD, CT - MARK F. BATES, MAI, CRE                    SAN ANTONIO, TX - Martyn C. Glen, MAI, CRE, FRICS
HOUSTON, TX - DAVID R. DOMINY, MAI                        SAN DIEGO, CA - LANCE W. DORE, MAI
INDIANAPOLIS, IN - MICHAEL C. LADY, MAI, SRA, CCIM        SAN FRANCISCO, CA - JAN KLECZEWSKI, MAI
KANSAS CITY, MO/KS - KEVIN K. NUNNINK, MAI                SAVANNAH, GA - J. CARL SCHULTZ, JR., MAI, SRA, CRE
LAS VEGAS, NV - SHELLI L. LOWE, MAI, SRA                  SEATTLE, WA - ALLEN N. SAFER, MAI
LOS ANGELES, CA - JOHN G. ELLIS, MAI                      TAMPA, FL - BRADFORD L. JOHNSON, MAI
LOUISVILLE, KY - GEORGE M. CHAPMAN, MAI, SRA, CRE         TULSA, OK - ROBERT E. GRAY, MAI
MEMPHIS, TN - J. WALTER ALLEN, MAI                        WASHINGTON, DC - PATRICK C. KERR, MAI, SRA
MIAMI, FL - MICHAEL Y. CANNON, MAI, SRA, CRE

                                CORPORATE OFFICE
                    Raymond T. Cirz, MAI, CRE, President/CEO
                         Kevin K. Nunnink, MAI, Chairman
                       George G. Ward, MAI, Vice President
               3 Park Avenue, 39th Floor, New York, NY 10016-5902
         P: (212) 255-7858; F: (646) 424-1869; E-Mail: Integra@irr.com

                    VISIT OUR WEB SITE AT HTTP://WWW.IRR.COM

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COMFORT INN AKRON WEST

                                   ADDENDUM B

                                   DEFINITIONS

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COMFORT INN AKRON WEST

DEFINITIONS

These definitions have been extracted, solely or in combination, from definitions and descriptions printed in:

     -    Uniform Standards of Professional Appraisal Practice, 2002 Edition
          (USPAP);

     - The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, Chicago, Illinois, 1993 (Dictionary);

     - The Appraisal of Real Estate, Twelfth Edition, Appraisal Institute, Chicago, Illinois, 2001 (Twelfth Edition);

     - Income/Expense Analysis, 2001 Edition - Conventional Apartments, Institute of Real Estate Management, Chicago, Illinois, 2001 (IREM);

     - Marshall Valuation Service, Marshall & Swift, Los Angeles, California, (Marshall).

ACCRUED DEPRECIATION

     The difference between the reproduction or replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date. (Dictionary)

AMENITY

     A tangible or intangible benefit of real property that enhances its attractiveness or increases the satisfaction of the user, but is not essential to its use. Natural amenities may include a pleasant location near water or a scenic view of the surrounding area; man-made amenities include swimming pools, tennis courts, community buildings, and other recreational facilities. (Dictionary)

APPRAISAL

     The act or process of developing an opinion of value; an opinion of value. (USPAP)

BUSINESS VALUE

     A value enhancement that results from items of intangible personal property such as marketing and management skill, an assembled work force, working capital, trade names, franchises, patents, trademarks, contracts, leases, and operating agreements (Dictionary).

DEFERRED MAINTENANCE

     Curable, physical deterioration that should be corrected immediately, although work has not commenced; denotes the need for immediate expenditures, but does not necessarily suggest inadequate maintenance in the past. (Dictionary)

DISCOUNTED CASH FLOW (DCF) ANALYSIS

     The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis. (Dictionary)

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EFFECTIVE DATE OF THE APPRAISAL

     The date at which the value opinion is an appraisal applies, which may or may not be the date of inspection; the date of the market conditions that provide the context for the value opinion. Current appraisals occur when the effective date of the appraisal is contemporaneous with the date of the report. Prospective value opinions (effective date of the appraisal subsequent to the date of the report) are intended to reflect the current expectations and perceptions along with available factual data. Retrospective value opinions are likely to apply as of a specific historic date; the opinions are intended to reflect the expectations and perceptions of market participants at the specified date, along with available factual data. Data subsequent to the effective date may be considered in estimating a retrospective value as a confirmation of trends. (Dictionary and USPAP)

ENTREPRENEURIAL INCENTIVE

     A market-derived figure that represents the amount an entrepreneur expects to receive as compensation for providing coordination and expertise and assuming the risks associated with the development of a project. (Twelfth Edition)

ENTREPRENEURIAL PROFIT

     A market-derived figure that represents the amount an entrepreneur receives for his or her contribution to a project and risk; the difference between the development cost of a property and its market value upon completion and stabilization, which represents the entrepreneur's compensation for the risk and expertise associated with development. Entrepreneurial profit is an amount earned, estimated after completion, while entrepreneurial incentive is an amount anticipated, prior to development. (Twelfth Edition)

EXPOSURE TIME

     Exposure time is the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal. Exposure time differs from the marketing period in that exposure time is assumed to precede the effective date of the appraisal. (USPAP and Dictionary)

FEE SIMPLE ESTATE

     Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. (Dictionary)

GOING-CONCERN VALUE

     The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. (Dictionary)

GROSS BUILDING AREA (GBA)

     The total floor area of a building, including below-grade space but excluding unenclosed areas; measured from the exterior of the walls. (Dictionary)

HIGHEST AND BEST USE

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the

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COMFORT INN AKRON WEST

     highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability. (Dictionary)

INSURABLE VALUE

     Value used by insurance companies as the basis for insurance. Often considered to be replacement or reproduction cost less deterioration and non-insurable items. Sometimes cash value or market value but often entirely a cost concept. Non-insurable items (also known as exclusions) are a matter of underwriting policy, not valuation. (Marshall)

INVESTMENT VALUE

     The specific value of an investment to a particular investor or class of investors based on individual investment requirements; distinguished from market value, which is impersonal and detached. (Dictionary)

LEASED FEE ESTATE

     An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. (Dictionary)

LEASEHOLD ESTATE

     The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions. (Dictionary)

MARKET VALUE

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     -    buyer and seller are typically motivated;

     - both parties are well informed or well advised, and acting in what they consider their best interests;

     -    a reasonable time is allowed for exposure in the open market;

     - payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

     - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (USPAP, according to the Federal Register, CFR 34.43(F))

MARKETING PERIOD

     The amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal. Marketing period is a function of price, time, use, and anticipated market conditions. (Dictionary and USPAP)

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RENTABLE FLOOR AREA (RFA)

     An area computed by measuring the inside finish of permanent outer building walls or from the glass line where at least 50% of the outer building wall is glass. Rentable floor area also includes all areas within outside walls less stairs, elevator shafts, flues, pipe shafts, vertical ducts, air conditioning rooms, fan rooms, janitor closets, electrical closets, balconies and such other rooms not actually available to the tenant for his furnishings and personnel and their enclosing walls. No deductions are made for columns and projections necessary to the building. (IREM)

REPLACEMENT COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout. (Dictionary and USPAP)

REPRODUCTION COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship and embodying all the deficiencies, superadequacies, and obsolescence of the subject building. (Dictionary)

ROOM COUNT

     The number of rooms in a building; a unit of comparison used primarily in residential appraisal. No national standard exists on what constitutes a room. The Federal Housing Administration counts an alcove opening off the living room as one-half room, but does not count dining space within a kitchen. The generally accepted method is to consider as separate rooms only those rooms that are effectively divided and to exclude bathrooms. (Dictionary)

STABILIZED OCCUPANCY

     Occupancy at that point in time when abnormalities in supply and demand or any additional transitory conditions cease to exist and the existing conditions are those expected to continue over the economic life of the property; the optimum range of long-term occupancy which an income-producing real estate project is expected to achieve under competent management, after exposure for leasing in the open market for a reasonable period of time at terms and conditions comparable to competitive offerings. (Dictionary)

USE VALUE

     The value a specific property has for a specific use. (Dictionary)

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COMFORT INN AKRON WEST

                                   ADDENDUM C

                               SUBJECT PHOTOGRAPHS

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COMFORT INN AKRON WEST

                                   ADDENDUM D

                       FINANCIALS AND PROPERTY INFORMATION

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COMFORT INN AKRON WEST

                                   ADDENDUM E

                            LETTER OF AUTHORIZATION

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